Exhibit 10.2

AGREEMENT AND PLAN OF MERGER
DATED AS OF
JUNE 24, 2018
BY AND AMONG
RIBBON COMMUNICATIONS INC.,
KANSAS MERGER SUB, INC.,
EDGEWATER NETWORKS, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC

4.10	Litigation and Proceedings	34
4.11	Legal Compliance	35
4.12	Contracts; No Defaults	35
4.13	Company Benefit Plans	37
4.14	Labor Relations	39
4.15	Taxes	41
4.16	Brokers' Fees	43
4.17	Insurance	43
4.18	Licenses, Permits and Authorizations	43
4.19	Real Property	43
4.20	Intellectual Property	44
4.21	Data Privacy	45
4.22	Environmental Matters	46
4.23	Absence of Changes	46
4.24	Affiliate Matters	46
4.25	Customers and Suppliers	46
4.26	Foreign Corrupt Practices Act	47
4.27	Export Control	47
4.28	Accounts Receivable and Bank Accounts	48
4.29	No Additional Representations or Warranties	48

Article V REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		48
5.1	Corporate Organization	48
5.2	Due Authorization	49
5.3	No Conflict	49
5.4	Litigation and Proceedings	49
5.5	Governmental Consents	49
5.6	SEC Documents	50
5.7	Buyer Shares	50
5.8	Brokers' Fees	50
5.9	Solvency; Surviving Corporation After the Merger	50
5.10	No Outside Reliance	51
5.11	Acquisition of Interests for Investment	51
5.12	Debt Financing	51

Article VI COVENANTS OF THE COMPANY		52
6.1	Conduct of Business	52
6.2	Inspection	55
6.3	HSR Act Approvals	56
6.4	Cooperation with Debt FInancing	56
6.5	No Solicitation of Transactions	58
6.6	Notifications	58
6.7	Section 280G	59

2

Article VII COVENANTS OF BUYER		59
7.1	HRS Act Approvals	59
7.2	Indemnification and Insurance	60
7.3	Employment Matters	62
7.4	Retention of Books and Records	63
7.5	Conduct of Business	64
7.6	NASDAQ Listing	64
7.7	2018 Company Sales Amount	64
7.8	Debt Financing	64

Article VIII JOINT COVENANTS		64
8.1	Support of Transaction	64
8.2	Stockholder Approval	65
8.3	Further Assurances	65
8.4	Tax Matters	65

Article IX CONDITIONS AND OBLIGATIONS		68
9.1	Conditions to the Obligations of Buyer, Merger Sub and the Company	68
9.2	Conditions to the Obligations of Buyer and Merger Sub	68
9.3	Conditions to the Obligations of the Company	70
9.4	Waiver of Conditions; Frustration of Conditions	70

Article X TERMINATION/EFFECTIVENESS		70
10.1	Termination	70
10.2	Effect of Termination	71

Article XI HOLDER REPRESENTATIVE		72
11.1	Designation and Replacement of Holder Representative	72
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	72
11.3	Exculpation; Indemnification	73

Article XII SURVIVAL AND INDEMNIFICATION		73
12.1	Survival of Representations	73
12.2	Right to Indemnification	74
12.3	Limitations on Liability	76
12.4	Claims and Procedures	76
12.5	Defense of Third-Party Claims	77
12.6	No Subrogation	78
12.7	Duty to Mitigate	78
12.8	Limitation on Damages	78
12.9	Characterization of Indemnification Payments	79
12.10	Right to Set Off	79
12.11	Exclusive Remedy	79

3

Article XIII MISCELLANEOUS		79
13.1	Waiver	79
13.2	Notices	80
13.3	Assignment	81
13.4	Rights of Third Parties	81
13.5	Expenses	81
13.6	Governing Law	82
13.7	Captions; Counterparts	82
13.8	Schedules and Annexes	82
13.9	Entire Agreement	82
13.10	Amendments	82
13.11	Publicity	83
13.12	Severability	83
13.13	Jurisdiction; Waiver of Jury Trial	83
13.14	Enforcement	84
13.15	Non-Recourse	85
13.16	Consent to Representation; Conflict of Interest	85

4

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2018, is entered into by and among Ribbon Communications Inc., a Delaware corporation (“Buyer”), Kansas Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Edgewater Networks, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Holder Representative hereunder.
RECITALS
WHEREAS, (i) the respective boards of directors of Buyer, Merger Sub and the Company have each determined that the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the Company Shares issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Buyer or the Company and other than Dissenting Shares, shall be converted into the right to receive the consideration set forth in this Agreement and (ii) Buyer, as sole stockholder of Merger Sub will cause Merger Sub, immediately following the execution and delivery of this Agreement, to adopt this Agreement and approve the Merger;
WHEREAS, on the date of this Agreement, immediately following the execution and delivery of this Agreement, the Company will solicit a written consent adopting this Agreement and approving the transactions contemplated hereby, including the Merger, in the form of Annex A, from the Pre-Closing Holders holding (i) at least two-thirds (2/3) of the outstanding shares of Preferred Stock, voting together as a single class (on an as-converted to Common Stock basis) and (ii) at least two-thirds (2/3) of all of the outstanding shares of Company Stock (on an as-converted to Common Stock basis) (the “Stockholder Written Consent”);
WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain of the Pre-Closing Holders have entered into Support Agreements, dated as of the date of this Agreement (any such agreement, together with any other Support Agreement entered into by a Pre-Closing Holder following the date of this Agreement, a “Support Agreement”);
WHEREAS, prior to the date of this Agreement, Buyer has entered into the Existing Credit Agreement Amendment;
WHEREAS, concurrently with the execution of this Agreement, Buyer and Merger Sub have acquired the representations and warranties insurance policy issued by Euclid Transactional, LLC in the amount of ten million dollars ($10,000,000), issued in the name of Buyer or an Affiliate of Buyer, a copy of which has been provided to the Company (the “RWI Policy”); and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub, the Holder Representative and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“2018 Company Sales Amount” shall mean the revenues received from all sales (i) of Company products, whether such sales are effectuated by the Company, the Surviving Corporation, or Buyer or its employees, for the 2018 calendar year and (ii) Buyer products to Company customer accounts where Buyer did not have a prior existing sales relationship, in each case, as determined in accordance with GAAP and the Company’s past accounting practices.
“2018 Company Sales Amount Target” means sixty-seven million dollars ($67,000,000) or greater.
“Accredited Investor Questionnaire” means a customary accredited investor questionnaire in a form to be provided by Buyer to the Company prior to the Closing
“Accredited Pre-Closing Holders” means (a) the Pre-Closing Holders identified as such on the Payout Schedule except for any Pre-Closing Holder listed thereon that Buyer notifies the Company prior to the Closing Date is being removed because Buyer has not received evidence reasonably satisfactory to it that the Pre-Closing Holder is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, (b) any other Pre-Closing Holder that executes and delivers to the Company or Buyer after the date of this Agreement an Accredited Investor Questionnaire that indicates that such Pre-Closing Holder is an accredited investor and that Buyer in its sole discretion determines is, in fact, an “accredited investor” and (c) any other Pre-Closing Holder that Buyer in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire, in each case, other than any Vested Optionholders.
“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.
“Adjustment Principles” means the accounting principles, practices, procedures, policies and methods and example schedule that are set forth on Annex B.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, (i) following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries and (ii) for purposes of this definition, JPMorgan Corporation and its Affiliates shall not be deemed to be Affiliates of Buyer or the Company.
“Aggregate Exercise Price” means the sum of the exercise prices for all In-the-Money Company Options with respect to the Vested Option Shares represented thereby that are outstanding and unexercised as of immediately prior to the Effective Time.
“Aggregate Liquidation Preference” means the sum of (a) the aggregate number of outstanding shares of Series A Preferred Stock as of immediately prior to the Effective Time multiplied by the Series A Liquidation Preference Amount plus (b) the aggregate number of outstanding shares of Series B Preferred Stock as of immediately prior to the Effective Time multiplied by the Series B Liquidation Preference Amount plus (c) the aggregate number of outstanding shares of Series C Preferred Stock as of immediately prior to the Effective Time multiplied by the Series C Liquidation Preference Amount plus (d) the aggregate number of outstanding shares of Series D Preferred Stock as of immediately prior to the Effective Time multiplied by the Series D Liquidation Preference Amount plus (e) the aggregate number of (i) outstanding shares of Series E Preferred Stock and (ii) Series E Warrant Shares, in each case, as of immediately prior to the Effective Time multiplied by the Series E Liquidation Preference Amount and plus (f) the aggregate number of (i) outstanding shares of Series F Preferred Stock and (ii) Series F Warrant Shares, in each case, as of immediately prior to the Effective Time multiplied by the Series F Liquidation Preference Amount.
“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.
“Applicable Percentage” means, with respect to any Pre-Closing Holder, the percentage or portion, as applicable, of the Merger Consideration to which such Pre-Closing Holder is entitled, as determined in accordance with Article IV of the Company Charter (calculated as if all of the Merger Consideration constituted a distribution upon liquidation available for distribution to such Pre-Closing Holders pursuant to Article IV, Section 2 of the Company Charter and immediately prior to such distribution upon liquidation, all In-the-Money Company Options with respect to the Vested Option Shares were fully exercised and the Vested Optionholders held Common Stock), which amount shall be set forth on the Payout Schedule.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.2 (Due Authorization), Section 5.7 (Buyer Shares) and Section 5.8 (Brokers’ Fees).
“Buyer Indemnitees” means (a) Buyer; (b) Buyer’s Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiary); (c) the respective representatives of the Persons referred to in clauses (a) and (b); and (d) the respective successors and permitted assigns of the Persons referred to in (a), (b) and (c) of this definition.
“Buyer Related Parties” means (a) Buyer, Merger Sub, the Debt Financing Sources and the Debt Financing Source Related Parties, (b) after the Effective Time, the Company and its Subsidiaries or (c) any of the respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of the entities or persons described in (a) or (b).
“Buyer Share Cap” means five million two hundred thousand (5,200,000) Buyer Shares.
“Buyer Share Consideration” means that number of newly issued Buyer Shares equal to the quotient obtained by dividing (i) $30,000,000 by (ii) the Market Value; provided, that in no event shall such number of Buyer Shares exceed the Buyer Share Cap.

“Buyer Share Consideration Value” means the Market Value of the Buyer Share Consideration.
“Buyer Shares” means shares of common stock of Buyer, par value $0.0001.
“Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.
“Cash” of any Person as of any date means, without duplication, (i) the cash and cash equivalents of such Person and its Subsidiaries, plus (ii) any uncleared inbound checks, drafts or wire transfers received or deposited or available for deposit that are not yet credited to the account of such Person and its Subsidiaries (to the extent not included in Net Working Capital as an account receivable), in each case, as of such date and calculated in accordance with Section 3.6(a); provided, that “Cash” shall be reduced by the amount of any uncleared outbound checks, drafts or wire transfers or bank overdrafts (to the extent not included in Net Working Capital as an account payable) and shall exclude (x) all restricted cash (calculated in accordance with GAAP) and (y) mutual fund investments held under a deferred compensation plan (“Restricted Cash”); provided further, that with respect to the Company and its Subsidiaries, “Cash” shall be reduced by any amount used or distributed in violation of Section 6.1(c).
“Closing Cash Consideration Value” means fifty million dollars ($50,000,000) minus the Option Assumption Amount.
“Closing Merger Consideration” means the Buyer Share Consideration Value plus the Closing Cash Consideration Value.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.
“Company Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company, dated as of October 31, 2014, as amended on March 25, 2015 and December 12, 2016.
“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries), and Section 4.16 (Brokers’ Fees).
“Company Option Plan” means the Edgewater Networks, Inc. Amended and Restated 2002 Stock Option Plan, effective as of April 8, 2010.
“Company Options” means options to purchase shares of Common Stock granted pursuant to the Company Option Plan.
“Company Related Parties” means (a) the Company, any holders of Company Stock, the Holder Representative, (b) any of the respective Affiliates of any of the entities or individuals described in (a) or (c) any of the respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the entities or individuals listed in (a) or (b).
“Company Series E Warrants” means the outstanding warrants to purchase shares of Series E Preferred Stock.

“Company Series F Warrants” means the outstanding warrants to purchase shares of Series F Preferred Stock issued by the Company.
“Company Share” means any share of Company Stock.
“Company Stock” means, collectively, the Common Stock and the Preferred Stock.
“Company Transaction Expenses” means, without duplication, (i) the collective amount payable by, or liabilities of, the Company and its Subsidiaries to investment bankers, legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated hereby, (ii) all liabilities of the Company and its Subsidiaries in connection with any bonus, retention, stay, incentive, change of control and similar payments or obligations triggered by or resulting from the consummation of the transactions contemplated hereby, whether payable prior to, upon or after the Closing Date, including all liabilities of the Company and its Subsidiaries for the employer portion of any payroll, employment or similar Taxes as a result of or otherwise related to any payments triggered by or resulting from the consummation of the transactions contemplated hereby (including for this purpose any such Taxes that would be imposed in connection with any payments to or in connection with any Vested Options (assuming payments in respect of the full amount of the Deferred Consideration and full release of the Holder Representative Fund, and taking into account all determinations on the Determination Date)), (iii) the amount of additional Taxes that are (or may in the future be) required to be paid by the Company or any of its Subsidiaries due to lost Tax deductions as a result of the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in connection with this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s), including a termination of employment) (calculated based on the maximum applicable Tax rate as of the Closing Date and assuming all potential excess parachute payments are paid on the Closing Date), (iv) fifty percent (50%) of all liabilities of the Company and its Subsidiaries for the employer portion of any payroll, employment or similar Taxes that would have resulted from or otherwise been related to the exercise of the Assumed Company Options if they had been exercised in full immediately prior to the Effective Time (assuming a spread value equal to the Estimated Common Per Share Amount and the applicable exercise price) and (v) any items listed on Schedule 1.1(a). For purposes of clarity, the fees and expenses associated with the Exchange Agent shall be borne exclusively by Buyer and shall not be deemed Company Transaction Expenses.
“Company Warrants” means the Company Series E Warrants and the Company Series F Warrants, collectively.
“Contracts” means any oral or written legally binding contracts, agreements, subcontracts, leases, licenses, arrangements, side letters or purchase orders.
“Damages” means all losses, damages, liabilities, Taxes and other costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) that (a) with respect to a Third-Party Claim, are actually paid to a third party and (b) with respect to a claim which is not a Third-Party Claim, were a reasonably foreseeable result of a breach of this Agreement or an inaccuracy of any representation or warranty set forth in this Agreement, but excluding, in the case of this clause (b), any punitive damages.
“Debt Documents” means the Existing Credit Agreement, the Existing Credit Agreement Amendment and any other documents necessary to consummate the Debt Financing.
“Debt Financing” means debt financing, the aggregate proceeds of which, together with available cash of Buyer on the Closing Date, will be sufficient for Buyer to fund all of the amounts required to be provided by Buyer hereunder to complete the transactions contemplated hereby, and to satisfy all of the payment obligations of Buyer under this Agreement at the Closing.
“Debt Financing Source Related Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ former and current officers, directors, employees, agents and representatives and their respective successors and assigns.
“Debt Financing Sources” means the entities that, from time to time, commit to provide or arrange or otherwise entered into Contracts in connection with the Debt Financing and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto.
“Deferred Consideration” means, collectively, the Initial Deferred Consideration and the Subsequent Deferred Consideration.
“Dissenting Shares” means Company Shares held by Dissenting Stockholders.
“Dissenting Stockholders” means Persons who hold Company Shares, dissent from the Merger, and require appraisal of their Company Shares.
“Engagement Letter” means that certain engagement letter between the Company and America’s Growth Capital, LLC, dated as of December 29, 2017.
“Environmental Laws” means any and all applicable foreign, federal, state or local Laws, statutes, ordinances, rules or regulations relating to Hazardous Materials (including with respect to public or worker health or safety) or pollution or the protection of the environment.
“ERISA Affiliate” means any Person (other than the Company or any of its Subsidiaries) treated at any relevant time as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code.
“Estimated Merger Consideration” means the absolute value of the number, equal to the Closing Merger Consideration plus the Estimated Net Working Capital Adjustment Amount minus the Estimated Closing Date Funded Debt plus Estimated Closing Date Cash minus the Holder Representative Fund minus the Estimated Closing Date Expenses plus the Aggregate Exercise Price, minus the Aggregate Liquidation Preference.
“Estimated Common Per Share Amount” means an amount equal to (i) the sum of (A) the Estimated Merger Consideration plus (B) the Deferred Consideration (assuming no Adjustment Amount), divided by (ii) the Fully Diluted Common Number.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $2,742,000.
“Estimated Per Share Merger Consideration” means (i) the Estimated Merger Consideration divided by (ii) the Fully Diluted Common Number.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Ratio” means the quotient obtained by dividing (a) the Estimated Common Per Share Amount by (b) the Market Value.

“Existing Credit Agreement” means that certain Senior Secured Credit Facilities Credit Agreement, dated as of December 21, 2017, among Buyer, as a guarantor, Sonus Networks, Inc., as the borrower thereunder, the several lenders from time to time party thereto, Silicon Valley Bank, as administrative agent, issuing lender and swingline lender thereunder, and Silicon Valley Bank, as lead arranger thereunder, as amended.
“Existing Credit Agreement Amendment” means an amendment, waiver or consent to the Existing Credit Agreement that provides for the funding of the Debt Financing by the lenders under the Existing Credit Agreement.
“Export Control Laws” means all Applicable Laws relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and comparable foreign laws, ordinances, rules and regulations.
“Final Merger Consideration” means the Closing Merger Consideration plus the Adjustment Amount (which may be a positive or a negative number).
“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.
“Fraud” means any misrepresentation, deceit, or concealment of a material fact with the intention to deceive or otherwise cause injury.
“Fully Diluted Common Number” shall equal (i) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock issued and outstanding immediately prior to the Effective Time (including the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock issuable upon the exercise in full of the Company Warrants) , plus (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Option Shares that are outstanding and unexercised as of immediately prior to the Effective Time, and less (iv) the aggregate number of shares of Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 3.1(a).
“Funded Debt” of any Person as of any date means, without duplication (i) all indebtedness of such Person and its Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, (ii) all lease obligations of such Person and its Subsidiaries required to be capitalized in accordance with GAAP, (iii) any other indebtedness of such Person and its Subsidiaries evidenced by notes, bonds or debentures, (iv) all obligations of such Person and its Subsidiaries in respect of letters of credit, performance bonds, bankers’ acceptances, surety bonds and similar facilities (but, in each case, solely to the extent drawn), (v) all liabilities of such Person and its Subsidiaries arising out of interest rate, currency or other swap or hedge arrangements, (vi) all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise and (vii) any guaranty by such Person or any of its Subsidiaries of any indebtedness of any other Person of a type described in clauses (i) through (vi) above, including, for each of the foregoing clauses (i) through (vii), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other similar fees, premiums, expenses or other amounts due on payment, in each case, as of such date and prepared in accordance with Section 3.6(a); provided, however, that Funded Debt shall not include (v) Company Transaction Expenses, (w) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (x) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries and (y) any redemption premium, prepayment penalty or similar payment with respect to leases included in the Funded Debt to the extent such leases are not required by their terms to be repaid in full at (or in connection with the occurrence of) the Effective Time (clauses (v) through (y) collectively, the “Funded Debt Exclusions”).
“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal or arbitral body, or any government health care program including, but not limited to, Medicare, Medicaid, and TriCare.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, settlement or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect, or for which liability or standards of conduct may be imposed under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In-the-Money Company Option” means a Company Option for which the exercise price is less than the maximum Option Consideration payable per share of Common Stock subject to a Company Option.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy, security, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of Personal Information including, without limitation, the Gramm-Leach-Bliley Act, the Federal Trade Commission Act, the Privacy Act of 1974, social security number protection Laws, and data security and data breach notification Laws.
“Intellectual Property” means all intellectual property and proprietary rights, including: (i) inventions, patents and patent applications; (ii) registered and unregistered trademarks, trade dress, logos, slogans, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights, rights in works of authorship, and applications for registration of copyright; (iv) internet domain names; (v) trade secrets, know-how and other rights in proprietary information; and (vi) rights in Software, data and databases.
“Law” means any statute, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, restriction on transfer, security interest or other lien of any kind.
“Market Value” means, for purposes of the Buyer Share Consideration issued as part of the Closing Merger Consideration and the calculation of the Exchange Ratio, the volume weighted average price as of the close of trading (rounded to four places) of each of Buyer’s shares traded on NASDAQ for the ten (10) consecutive trading days ending at the close of business on the trading day prior to the Closing Date.
“Material Adverse Effect” means, (i) with respect to the Company, any change, effect, event, occurrence, state of facts or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) the ability of the Company, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that, with respect to the foregoing clause (x), in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company: (A) any change in Law or GAAP or any guidance relating thereto or interpretation thereof, in each case, after the date of this Agreement, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, (D) any action taken or not taken at the written request of Buyer or Merger Sub or as expressly required hereby, (E) any natural disaster, (F) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (G) any failure of the Company or its Subsidiaries to meet any projections or forecasts, it being understood that to the extent that any underlying change, effect, event, occurrence, state of facts or development resulting in such failure constitutes or contributes to a Material Adverse Effect, such underlying change, effect, event, occurrence, state of facts or development shall not be disregarded in determining whether or not a Material Adverse Effect has taken place or (H) any matter to which Buyer has consented in writing; except, in the case of clauses (A), (B), (C), (E) and (F) above, to the extent that any such change, effect, event, occurrence, state of facts or development has had, or would reasonably be expected to have, a disproportionate effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate, and (ii) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
“Merger Consideration” means, collectively, the Closing Merger Consideration (as adjusted pursuant hereto) any Adjustment Amount payable to the Pre-Closing Holders pursuant to Section 3.6, the Deferred Consideration payable to the Pre-Closing Holders pursuant to Section 3.8 and any applicable excess of the Holder Representative Fund over the Holder Representative Expenses payable to the Pre-Closing Holders in accordance with Section 3.7.
“NASDAQ” means The NASDAQ Stock Market LLC.

“Net Working Capital” means, as of any date (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding all (w) Restricted Cash, (x) Cash, (y) Tax assets and (z) intercompany assets), minus (ii) (A) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (w) Closing Date Expenses, (x) Funded Debt, (y) Funded Debt Exclusions, and (z) Holder Representative Fund), (B) the Pre-Closing Holders’ portion of Transfer Taxes as set forth in Section 8.4(h) and (C) to the extent not already included in clause (ii)(A) or (ii)(B) above, (x) all unpaid current Tax liabilities of the Company and any of its Subsidiaries and (y) all unpaid Tax liabilities of the Company or any of its Subsidiaries or of Buyer (or of a consolidated, combined, unitary or similar Tax group of which Buyer is a member) to the extent attributable to (1) Tax liabilities arising under Section 951 of the Code or Section 951A of the Code, or (2) Section 965 of the Code with respect to the Company or any of its Subsidiaries (whether or not constituting current liabilities and whether or not any election under Section 965(h) of the Code is made), in each case for purposes of clause (ii)(C), whether or not such liabilities are accrued as of the Calculation Time but only to the extent such amounts relate to a Pre-Closing Tax Period, and excluding any deferred Tax liabilities, in each case, for purposes of this definition, as calculated in accordance with GAAP, subject to and consistent with the Adjustment Principles.
“Option Assumption Amount” means an amount equal to one-half of the amount equal to the difference of (i) the product of (A) the Estimated Common Per Share Amount multiplied by (B) the aggregate number of Assumed Company Options, less (ii) the aggregate exercise price applicable to the Assumed Company Options.
“Permits” means all licenses, permits, certificates, registrations, accreditations, approvals, authorizations, franchises, enrolments or consents of a Governmental Authority or nationally recognized accreditation organization.
“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and, in each case, for which adequate reserves have been made in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) to the extent terminated in connection with the payment of Funded Debt at the Closing pursuant to Section 3.4(c), Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to such Funded Debt and (vi) non-exclusive licenses of Intellectual Property.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify, contact, or locate an individual, including demographic information; (ii) social security numbers; or (iii) any information that is regulated or protected by one or more Information Privacy and Security Laws.
“Pre-Closing Holder Indemnitees” means (a) the Pre-Closing Holders; (b) the Pre-Closing Holders’ Affiliates; (c) the respective representatives of the Persons referred to in clauses (a) and (b); and (d) the respective successors and permitted assigns of the Persons referred to in (a), (b) and (c) of this definition.

“Pre-Closing Holders” means all Persons who hold one or more Company Shares or Company Warrants and all Persons who are Vested Optionholders, in each case, immediately prior to the Effective Time.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.
“Proprietary Software” means all versions of the Software owned or purported to be owned by the Company and its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Series A Liquidation Preference Amount” means $0.627.
“Series A Preferred Stock” means the Series A Preferred Stock of the Company.
“Series B Liquidation Preference Amount” means $1.00.
“Series B Preferred Stock” means the Series B Preferred Stock of the Company.
“Series C Liquidation Preference Amount” means $1.00.
“Series C Preferred Stock” means the Series C Preferred Stock of the Company.
“Series D Liquidation Preference Amount” means $1.10.
“Series D Preferred Stock” means the Series D Preferred Stock of the Company.
“Series E Liquidation Preference Amount” means $0.50.
“Series E Preferred Stock” means the Series E Preferred Stock of the Company.
“Series F Liquidation Preference Amount” means $1.25.
“Series F Preferred Stock” means the Series F Preferred Stock of the Company.
“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsequent Deferred Consideration Payment Date” means (i) in the event that the 2018 Company Sales amount is less than $67,000,000, the eighteen (18) month anniversary of the Closing Date, (ii) in the event that the 2018 Company Sales amount is equal to or greater than $67,000,000, but less than or equal to $71,000,000, the twelve (12) month anniversary of the Closing Date, or (iii) in the event that the 2018 Company Sales amount is greater than $71,000,000, the nine (9) month anniversary of the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Tax” or “Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, export, natural resources, severance, margin, escheat, stamp, occupation, premium, windfall profits, net worth, environmental, customs duties, capital stock, capital gains, ad valorem, value added, inventory, franchise, profits, branch profits, withholding, social security (or similar), pension insurance contributions, unemployment, employee or other tax, disability, real property, personal property, abandoned or unclaimed property, escheat, intangibles, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, assessment, charge or similar levy, of any kind whatsoever, and including any interest, penalty, additional amount, or addition thereto, whether disputed or not.
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any amendments or supplements of any of the foregoing and any related or supporting estimates, elections, schedules, statements or information with respect to any of the foregoing.
“Telverse Agreement” means that certain Agreement for Purchase and Sale of Assets by and between the Company and Telverse Communications, Inc., dated as of November 8, 2002, as may have been amended, restated, assigned or assumed from time to time.
“Transfer Taxes” means all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby.
“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.
“Underwater Company Options” means Company Options that are not In-the-Money Company Options.
“Unvested Option Shares” means the shares of Common Stock subject to Unvested Options.
“Unvested Options” means In-the-Money Company Options that are unvested as of immediately prior to the Effective Time excluding the Unvested Performance-Vesting Options.
“Unvested Performance-Vesting Options” means any outstanding Company Options that are subject to vesting conditions which are not based on time of continuing service and are unvested as of immediately prior to the Closing (taking into account any vesting as a result of the Closing), including, without limitation, the Company Options granted to Steve Pattison in accordance with Section 2 of that certain Employment Agreement, by and between Steve Pattison and the Company entered into and effective as of September 23, 2015, to the extent so unvested.
“Vested Option Shares” means the shares of Common Stock subject to Vested Options.

“Vested Options” means In-the-Money Company Options that are vested as of immediately prior to the Effective Time.
“Willful Breach” means an action or omission that constitutes a breach of a covenant that was knowingly taken or omitted to be taken with the intent of breaching such covenant and was not merely a volitional action or omission.
“Willful Misrepresentation” means an action or omission that constitutes a breach of a representation or warranty that was knowingly taken or omitted to be taken with the intent of misleading the party to whom such representation or warranty was made and was not merely a volitional action or omission.
1.2    Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
“2018 Company Sales Amount Calculation”	Section 3.8(b)(i)
“280G Vote”	Section 6.7
“Adjustment Amount”	Section 3.6(c)
“Agreement”	Preamble
“Alternative Transaction”	Section 6.5
“Assumed Company Options”	Section 3.1(d)(ii)
“Audited Financial Statements”	Section 4.8
“Auditor”	Section 3.6(b)
“Buyer”	Preamble
“Buyer Cure Period”	Section 10.1(c)
“Buyer Financial Statements”	Section 5.6(b)
“Buyer Officer’s Certificate”	Section 9.3(c)
“Buyer Options”	Section 3.1(d)(ii)
“Buyer SEC Reports”	Section 5.6(a)
“Buyer Share Cap”	Section 3.1(b)(x)
“Certificate of Merger”	Section 2.1(a)
“Claim Certificate”	Section 12.4(a)
“Claim Dispute Notice”	Section 12.4(b)
“Closing”	Section 2.3
“Closing Balance Sheet”	Section 3.6(a)
“Closing Date”	Section 2.3
“Closing Date Cash”	Section 3.6(a)
“Closing Date Expenses”	Section 3.6(a)
“Closing Date Funded Debt”	Section 3.6(a)
“Closing Date Net Working Capital”	Section 3.6(a)
“Company”	Preamble
“Company Benefit Plan”	Section 4.13(a)
“Company Cure Period”	Section 10.1(b)(i)

Term	Section
“Company Intellectual Property”	Section 4.20(b)
“Company Board Recommendation”	Section 4.3(b)
“Company Officer’s Certificate”	Section 9.2(c)
“Company Stock Certificates”	Section 3.1(b)(viii)
“Computer Systems”	Section 4.20(g)
“Confidentiality Agreement”	Section 13.9
“Constituent Corporations”	Section 2.1(a)
“Continuing Employees”	Section 7.3(a)
“Debt Payoff Recipients”	Section 9.2(e)
“Deficit Amount”	Section 3.6(d)(i)
“Determination Date”	Section 3.6(b)
“DGCL”	Section 2.1(b)
“Effective Time”	Section 2.3
“ERISA”	Section 4.13(a)
“Estimated Closing Balance Sheet”	Section 3.5
“Estimated Closing Date Cash”	Section 3.5
“Estimated Closing Date Expenses”	Section 3.5
“Estimated Closing Date Funded Debt”	Section 3.5
“Estimated Closing Date Net Working Capital”	Section 3.5
“Estimated Closing Statement”	Section 3.5
“Excess Payment”	Section 3.6(d)(i)
“Exchange Agent”	Section 3.4(a)
“Expiration Date”	Section 12.1
“Financial Statements”	Section 4.8
“Funding Amount”	Section 3.4(a)
“Gunderson”	Section 13.16
“Holder Representative”	Section 11.1
“Holder Representative Expenses”	Section 11.3
“Holder Representative Fund”	Section 3.7
“Holder Representative Fund Release Amount”	Section 3.7
“Indemnification Obligation”	Section 7.2(c)
“Indemnified Person”	Section 7.2(c)
“Indemnitee”	Section 12.5
“Indemnitor”	Section 12.5
“Initial Deferred Consideration”	Section 3.8(a)
“Interim Financial Statements”	Section 4.8
“Letter of Transmittal”	Section 3.4(b)
“Majority Holders”	Section 11.1
“Merger”	Section 2.1(a)
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 4.13(d)
“Non-Accredited Pre-Closing Holder”	Section 3.1(b)(x)

Term	Section
“Open Source Software”	Section 4.20(f)
“Option Consideration”	Section 3.1(d)(ii)
“Other Indemnitors”	Section 7.2(c)
“Parachute Payment Waiver”	Section 6.7
“Payoff Letters”	Section 9.2(e)
“Payout Schedule”	Section 3.3(a)
“Reference Balance Sheet”	Section 3.6(a)
“Remedies Exception”	Section 4.3
“RWI Policy”	Recitals
“Satisfactory Opinion”	Section 3.2(a)
“Schedules”	Article IV
“Section 280G Approval”	Section 6.7
“Section 280G Soliciting Materials”	Section 6.7
“Seller Group”	Section 13.16
“SPIF”	Section 7.7
“Stockholder Written Consent”	Recitals
“Subsequent Deferred Consideration”	Section 3.8(b)
“Support Agreement”	Recitals
“Surviving Corporation”	Section 2.1(b)
“Terminating Buyer Breach”	Section 10.1(c)(i)
“Terminating Company Breach”	Section 10.1(b)(i)
“Termination Date”	Section 10.1(b)(i)
“Third Party”	Section 6.5
“Third Party Claim”	Section 12.5
“Vested Optionholder”	Section 3.1(d)(i)
“Warrant Consideration”	Section 3.1(e)
“Warrantholder”	Section 3.1(e)
1.3    Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)    The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(g)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)    All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.
(i)    The phrase “provided to Buyer” or “made available to Buyer” means providing, to Buyer or its representatives in hard copy or by email, the referenced materials or making the referenced materials available to Buyer or its representatives in the on-line data room entitled “Project Endzone” in connection with the transactions contemplated hereby as of the date of this Agreement and remaining continuously available therein through the Effective Time.
(j)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(k)    Unless otherwise indicated, the words “ordinary course of business” shall mean, with respect to a Person, the usual and ordinary conduct of such Person’s business, consistent with past custom and practice (including with respect to frequency, quantity and magnitude).
1.4    Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge (without any implied duty to investigate) of, in the case of the Company, Russ Johnson, Jennifer Kidd, Chris Kolstad, Jason Luehrs, John Macario, David Norman, Steve Pattison and Rumus Sakya, and in the case of all other parties, such party’s executive officers.

ARTICLE II

THE MERGER; CLOSING

2.1    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”) and succeeding to and assuming all the rights and obligations of Merger Sub in accordance with the DGCL. The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in a form to be agreed between Buyer and the Company prior to the Closing (the “Certificate of Merger”).
(b)    Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the Delaware General Corporation Law (the “DGCL”) as a wholly owned subsidiary of Buyer.
2.2    Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.
2.3    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 10:00 a.m. Eastern Time on: (i) the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety as set forth in the form attached as an exhibit to the Certificate of Merger, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, that any such amendment shall be subject to the provisions of Section 7.2.
(b)    The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.2 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, that any such amendment shall be subject to the provisions of Section 7.2.

2.5    Directors and Officers of the Surviving Corporation.
(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III

EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1    Conversion of Securities; Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of Merger Sub:
(a)    Cancellation of Certain Shares. Each Company Share that is held in the treasury of the Company and each Company Share owned by Buyer, Merger Sub or any other wholly-owned subsidiary of Buyer shall be cancelled and retired and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Company Stock. Subject to the remainder of this Article III and Article XII:
(i)    Series F Preferred Stock. Each share of Series F Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series F Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(ii)    Series E Preferred Stock. Each share of Series E Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series E Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with

Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(iii)    Series D Preferred Stock. Each share of Series D Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series D Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(iv)    Series C Preferred Stock. Each share of Series C Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series C Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(v)    Series B Preferred Stock. Each share of Series B Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series B Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(vi)    Series A Preferred Stock. Each share of Series A Preferred Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof)

and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Series A Liquidation Preference Amount, plus (B) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(vii)    Common Stock. Each share of Common Stock (other than shares of Company Stock to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be converted at the Effective Time into the right to receive, in consideration of such cancellation, without interest, (A) an amount in Buyer Shares (based on the Buyer Share Consideration Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any, plus (B) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such share, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such share, if any, plus (C) an amount in cash equal to the Deferred Consideration payable with respect to such share.
(viii)    No Further Ownership Rights of Pre-Closing Holders. All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented such shares of Company Stock (the “Company Stock Certificates”) shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Company Stock Certificates, following the surrender of such Company Stock Certificates in accordance with the provisions of Section 3.4. Any amount of cash each Pre-Closing Holder is entitled to receive for the shares of Company Stock held by such Pre-Closing Holder pursuant to this Section 3.1(b) shall be rounded to the nearest whole cent.
(ix)    Priority of Payments. All payments of Merger Consideration under this Agreement (whether payments of the Aggregate Liquidation Preference, the Closing Merger Consideration, any Deferred Consideration or any amounts released to the Pre-Closing Holders from the Holder Representative Fund from time to time pursuant to the terms of this Agreement) shall be made in the priority consistent with the terms of the Company Charter (assuming for purposes thereof that the Vested Optionholders exercised their Vested Options immediately prior to the Effective Time).
(x)    Form of Payment. All Buyer Shares to be allocated pursuant to this Section 3.1(b) and Section 3.1(e) to the holders of Company Stock and the Company Warrants as part of the Buyer Share Consideration shall be allocated on a pro rata basis based upon the total amount of the Merger Consideration (disregarding for this purpose any Adjustment Amount and the withholding of any portion of the Holder Representative Fund) payable to each such Pre-Closing Holder in respect of such holder’s shares of Company Stock in accordance with the Payout Schedule; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, if so determined by Buyer, in its sole discretion, any portion of the Merger Consideration payable to any Pre-Closing Holder that is not an Accredited Pre-Closing Holder (any such Pre-Closing Holder, a “Non-Accredited Pre-Closing Holder”) shall be paid to such Non-Accredited Pre-Closing Holder in the form of cash only (and not Buyer Shares), and the number of Buyer Shares to be issued to the Pre-Closing Holders that are Accredited Investors shall be correspondingly increased (with a corresponding reduction in the cash paid to such Pre-Closing Holders that are Accredited Investors) on a pro rata basis. Each Pre-Closing Holder shall be entitled to receive Closing Merger

Consideration and Final Merger Consideration in cash in an amount equal to the total Merger Consideration that such Pre-Closing Holder is entitled to receive pursuant to this Section 3.1 less the Market Value of the Buyer Shares such Pre-Closing Holder receives pursuant to this Section 3.1. Notwithstanding anything to the contrary in this Section 3.1, in no event shall Buyer be required to pay cash in excess of the Closing Cash Consideration Value, in the aggregate, as part of the Closing Merger Consideration.
(c)    Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become as of the Effective Time one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
(d)    Treatment of Company Options.
(i)    Vested Option Shares. Subject to Section 3.6, all Vested Options that are outstanding as of immediately prior to the Effective Time shall be cancelled at the Effective Time and each holder of Vested Options (each, a “Vested Optionholder”) shall be entitled to receive, without interest and subject to any applicable withholding Tax: (A) an amount in cash equal to the product obtained by multiplying (1) the number of Vested Option Shares by (2) the excess, if any, of (x) the Estimated Per Share Merger Consideration, less (y) the exercise price per share of Common Stock of such Vested Option Shares, plus (B) amounts in cash equal to the product obtained by multiplying such Vested Optionholder’s Applicable Percentage by each of the (1) the Deferred Consideration, (2), the Adjustment Amount, if any, and (3) Holder Representative Fund Release Amount, in each case when, if and to the extent payable hereunder (such aggregate amount described in the foregoing clauses (A) and (B), the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Treasury Regulation 1.409A-3(i)(5)(iv), no Option Consideration shall be paid following the fifth (5th) anniversary of the Closing Date and any Option Consideration that otherwise would have become payable following such anniversary pursuant to this Agreement instead shall be forfeited by the Vested Optionholders without consideration therefor and shall be paid instead to the Pre-Closing Holders (other than the Vested Optionholders) as though it were Merger Consideration paid consistent with the priority of payments described in Section 3.1(b)(ix) above. Any Option Consideration each Vested Optionholder is entitled to receive pursuant to this Section 3.1(d)(i) shall be rounded to the nearest whole cent.
(ii)    Unvested Option Shares. All Unvested Options (“Assumed Company Options”) will be assumed by Buyer and converted into an option to purchase Buyer Shares (“Buyer Options”). Each Buyer Option will continue to have, and be subject to, the same terms and conditions, except that (1) each Buyer Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Buyer Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (2) the per share exercise price for the Buyer Shares issuable upon exercise of such Buyer Option shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio (rounded up to the nearest whole cent). The conversion of Assumed Company Options provided for in this Section 3.1(d)(ii) (A) shall be effected in a manner consistent with Section 409A of the Code and (B) with respect to any Assumed Company Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code and otherwise in a manner intended to preserve incentive stock option treatment to the extent permitted by applicable Law.
(iii)    As of the Closing, all Underwater Company Options and Unvested Performance-Vesting Options shall be forfeited and cancelled without consideration, and such Underwater

Company Options and Unvested Performance-Vesting Options shall no longer be exercisable by the former holder thereof.
(iv)    Prior to the Effective Time, the Company shall take any actions reasonably necessary to give effect to the transactions contemplated under this Section 3.1(d) under the Company Option Plan and all agreements evidencing Company Options.
(v)    Within twenty (20) business days following the Closing, Buyer shall file with the Securities and Exchange Commission a registration statement on Form S-8 that will register the Buyer Shares issuable upon exercise of the Assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses delivered with respect to such shares) for so long as the Assumed Company Options remain outstanding. The parties acknowledge and agree that this Section 3.1(d)(v) is included for the sole benefit of the parties hereto and is not intended by the parties to, and nothing in this Section 3.1(d)(v) or otherwise in this Agreement, whether express or implied, shall, confer on any holder of any Company Option or any other Person any rights or remedies (including third party beneficiary rights).
(e)    Treatment of Company Warrants. Subject to the remainder of this Article III and Article XII, the Company Warrants will, at the Effective Time, to the extent not previously exercised for shares of Company Stock by the holders thereof, be terminated and convert, without payment by the holder of any exercise price, into the right of the holder of the terminated Company Warrants (each, a “Warrantholder”) to receive, in consideration of such termination (such aggregate amount, the “Warrant Consideration”), without interest:
(i)    With respect to the Company Series E Warrants: (A) an amount in Buyer Shares (based on the Market Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the product obtained by multiplying (1) the aggregate number of shares of Series E Preferred Stock issuable upon the exercise of such unexercised Company Series E Warrants (collectively, with respect to such Company Series E Warrants, the “Series E Warrant Shares”), by (2) the excess, if any, of (I) the Series E Liquidation Preference Amount, less (II) the exercise price per share of Series E Preferred Stock of such Company Series E Warrant; plus (B) an amount in Buyer Shares (based on the Market Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any; plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such Series E Warrant Shares, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such Series E Warrant Shares, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such Series E Warrant Shares.
(ii)    With respect to the Company Series F Warrants: (A) an amount in Buyer Shares (based on the Market Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the product obtained by multiplying (1) the aggregate number of shares of Series F Preferred Stock issuable upon the exercise of such unexercised Company Series F Warrants (collectively, with respect to such Company Series E Warrants, the “Series F Warrant Shares”), by (2) the excess, if any, of (I) the Series E Liquidation Preference Amount, less (II) the exercise price per share of Series F Preferred Stock of such Company Series E Warrant; plus (B) an amount in Buyer Shares (based on the Market Value thereof) and cash (including cash in lieu of any fractional shares in accordance with Section 3.11) equal to the Estimated Per Share Merger Consideration, if any; plus (C) in each case when, if and to the extent payable hereunder, (1) an amount in cash equal to the Excess Payment payable with respect to such Series F Warrant Shares, if any, plus (2) an amount in cash equal to the Holder Representative Fund Release Amount payable with respect to such Series F Warrant Shares, if any, plus (D) an amount in cash equal to the Deferred Consideration payable with respect to such Series F Warrant Shares.
Following the Effective Time, the Company Warrants shall no longer be exercisable by the holder thereof, but shall only entitle such holder to the payment of the applicable Warrant Consideration. The Company shall take all necessary actions, including providing any required notice to, and obtaining any required consents to the terms set forth in this Section 3.1(e) from, the Warrantholder as may be required under the terms of any agreement evidencing a Company Warrant, provided, that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated. Any Warrant Consideration that the Warrantholder is entitled to receive pursuant to this Section 3.1(e) shall be rounded to the nearest whole cent.
3.2    Buyer Shares.
(a)    The Buyer Shares issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Unless otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Buyer Shares issued to the Pre-Closing Holders shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):
“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”
Buyer agrees to cooperate reasonably in a timely manner with any Pre-Closing Holder who requests the removal of any restrictive legends or similar transfer instructions from the Buyer Shares held by it to give effect to any such removal. Notwithstanding the foregoing sentence, in the event that Buyer requests a customary opinion of legal counsel to the applicable Pre-Closing Holder, in a form reasonably satisfactory to Buyer, to the effect that such Pre-Closing Holder’s Buyer Shares no longer constitute “restricted securities” under the Securities Act (a “Satisfactory Opinion”), Buyer shall not be required to pursue the removal of any such restrictive legends prior to its receipt of a Satisfactory Opinion.
(b)    Buyer shall pay all fees and expenses in connection with compliance with its obligations under this Section 3.2 including all fees and expenses of compliance with securities or “blue sky” Laws, transfer agent fees, and the listing of the Buyer Shares on NASDAQ, including all registration, filing, qualification, printing, accounting and other fees and expenses, except that Buyer shall not be responsible for the fees of the representatives of and counsel to, the Pre-Closing Holders.
(c)    Each Pre-Closing Holder and Warrantholder that will receive Buyer Shares in connection with the transactions contemplated hereby shall be required to deliver an Accredited Investor Questionnaire and enter into a Lock-Up Agreement in substantially the form attached hereto as Annex C at least three (3) Business Days prior to the Closing Date as a condition to receiving such Buyer Shares.

3.3    Payout Schedule.
(a)    No later than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver (A) to Buyer a schedule showing (i) the number of Company Shares to be outstanding immediately prior to the Effective Time, (ii) the grant or issuance dates for such Company Shares and (iii) the owners thereof, which schedule shall be complete and accurate in all respects and (B) based on such schedule and the calculations set forth in the Estimated Closing Statement, to Buyer and the Exchange Agent a schedule, in a form reasonably acceptable to Buyer (the “Payout Schedule”) showing (i) the Applicable Percentage of the Closing Merger Consideration (divided into cash and Buyer Shares) to be distributed to each Pre-Closing Holder in respect of its Company Shares, (ii) the Applicable Percentage of each Pre-Closing Holder for purposes of determining any subsequent payments of Merger Consideration pursuant to the terms of this Agreement and (iii) the amount of Taxes (if any) required to be deducted or withheld under applicable Law with respect to such payments. Buyer shall be entitled to review, and the Company shall consider in good faith the reasonable comments of Buyer on, the draft Payout Schedule. Such Payout Schedule (as modified for any reasonable comments of Buyer) shall be final, binding and conclusive upon all Pre-Closing Holders. Buyer, the Surviving Corporation and the Exchange Agent and their respective Affiliates shall have no liability to any current, former or alleged Pre-Closing Holder for relying on or paying the Merger Consideration in accordance with the Payout Schedule.
(b)    From and after the Effective Time, (i) holders of Company Stock Certificates shall cease to have any rights as stockholders of the Company and (ii) the consideration paid pursuant to this Article III upon the surrender of Company Stock Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares, subject to the continuing rights of the Pre-Closing Holders to the payments of additional portions of the Merger Consideration (if applicable) under Sections 3.6(d)(i) and 11.2 of this Agreement. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Company Shares shall be made thereafter. If, between the date of this Agreement and the Effective Time, the shares of Common Stock or Preferred Stock are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification or other similar transaction, then the Payout Schedule shall be appropriately adjusted.
3.4    Payment and Exchange of Certificates.
(a)    At or immediately following the Effective Time (and in any event on the Closing Date), Buyer shall deliver or cause to be delivered to an exchange agent to be mutually agreed upon by Buyer and the Holder Representative prior to Closing (in such capacity, the “Exchange Agent”), to be paid, on behalf of Buyer, to the holders of shares of Company Stock (other than Dissenting Stockholders and the Company Warrants and to the Surviving Corporation to be paid to the Vested Optionholders, in each case entitled to receive a portion of the Merger Consideration pursuant to Section 3.1, (v) the Estimated Merger Consideration plus (w) the Aggregate Liquidation Preference less (x) the product of (A) the number of Dissenting Shares and (B) the Estimated Per Share Merger Consideration (determined based upon the Estimated Merger Consideration and before giving effect to the adjustments provided for in Section 3.6) by wire transfer of immediately available funds (such amount, the “Funding Amount”); provided, however, that Buyer shall promptly thereafter deposit with the Exchange Agent by wire transfer of immediately available funds any amounts by which the Funding Amount increases due to any Dissenting Shares becoming non-Dissenting Shares in accordance with Section 3.12 for the benefit of the holders thereof. Buyer may increase the amount of the Funding Amount from time to time by the amount of (A) any Excess Payment or (B) any other amounts to be paid by or on behalf of Buyer hereunder, in each case to the extent that the Exchange Agent shall be utilized to facilitate payment of such amounts to the Pre-Closing Holders, in which case Buyer shall direct the Exchange Agent to distribute such amounts to the Pre-Closing Holders in accordance with this Agreement as promptly as practicable following the deposit of such amounts with the Exchange Agent.
(b)    Promptly following the Closing (and in any case within three (3) days following the Closing), Buyer shall mail or cause to be mailed to each Pre-Closing Holder (other than the Vested Optionholders) a Letter of Transmittal, together with any notice required pursuant to Section 262 of the DGCL and a request to have such Pre-Closing Holder deliver the Company Stock Certificate(s) representing such Pre-Closing Holder’s Company Shares and a duly executed and completed Letter of Transmittal to the Company (with a copy to Buyer). After the Effective Time, each Pre-Closing Holder of an outstanding Company Stock Certificate, upon surrender of such Company Stock Certificates and a duly executed and completed letter of transmittal in a form to be agreed by Buyer and the Company prior to the Closing (“Letter of Transmittal”) (which shall include, among other things, an executed consent to the appointment of the Holder Representative as contemplated by Article XI and such other documents as may be required to be delivered by a Pre-Closing Holder pursuant to the instructions thereto, and including, for the avoidance of doubt, with respect to any Pre-Closing Holder receiving any part of the Merger Consideration in connection with this Agreement in the form of Buyer Shares, the Accredited Investor Questionnaire and the Lock-Up Agreement) to the Company (with a copy to Buyer) and such other documentation as may be reasonably requested by the Exchange Agent, Buyer or the Holder Representative, shall be entitled to receive from the Exchange Agent (and Buyer shall cause the Exchange Agent to pay) in exchange therefor (subject to the provisions of Section 3.4) such portion of the Merger Consideration payable as of such date pursuant to the terms of this Agreement into which such holder’s Company Shares shall have been converted as a result of the Merger; provided, however, that any payment with respect to Common Stock held by employees of the Company or its Affiliates shall be reduced by the amount of any Taxes required to be deducted or withheld under applicable Law with respect to such payments and amounts so withheld shall be paid by the Exchange Agent to the Company or relevant Affiliate for disbursement to the applicable taxing authority. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers the Company Stock Certificate(s) representing such Company Shares and a duly executed and completed Letter of Transmittal to Buyer at least two (2) Business Days prior to the Closing, Buyer shall pay the amount of the Closing Merger Consideration to which such holder is entitled pursuant to Section 3.3(a) in consideration therefor directly to such holder at the Closing by wire transfer of immediately available funds and the Funding Amount payable to the Exchange Agent shall be reduced by such amount (subject, in the case of any Common Stock held by employees of the Company or its Affiliates to withholding for Taxes, which amounts shall be paid to the Company or relevant Affiliate for disbursement to the applicable taxing authority). Pending such surrender and exchange of a Pre-Closing Holder’s Company Stock Certificate(s), a holder’s Company Stock Certificate(s) shall be deemed for all purposes to evidence only such holder’s right to receive the portion of the Merger Consideration payable as of such date pursuant to the terms of this Agreement into which such Company Shares shall have been converted as a result of the Merger.
(c)    At the Closing, Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (as identified in writing by the Company to Buyer at least two (2) Business Days prior to the Closing and, in the case of applicable Closing Date Expenses, by invoices) (A) the Funded Debt set forth on Schedule 3.4(c)(i) in accordance with the Payoff Letters and and (B) the Closing Date Expenses that have not been paid in full prior to the Closing and which by their terms or pursuant to this Agreement are required to be paid at the Closing, and which Closing Date Expenses shall be paid, in the case of the Engagement Letter and the Telverse Agreement, in accordance with payoff letters from the counterparties thereto that are in form and substance reasonably satisfactory to Buyer. Additionally, the Company shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following agreements and documents, each of which shall be in full force and effect at and as of the Closing: (i) a good standing certificate with respect to the Company from the Secretary of State of the State of Delaware dated no more than five (5)

days before the Closing Date, (ii) written resignations of all directors of the Company effective as of the Effective Time, (iii) evidence of the termination, in each case effective as of (but no earlier than) the Closing, of each of the agreements set forth on Schedule 3.4(c)(iii), in each case, in form and substance reasonably satisfactory to Buyer and such that after the Closing, the Company shall not be bound thereby or have any liabilities thereunder, and (iv) stock certificates of each of the Company’s Subsidiaries.
3.5    Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Expenses. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate of the Company’s chief executive officer setting forth (x) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Calculation Time without giving effect to the consummation of the Merger (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with GAAP and, to the extent in accordance with GAAP, applied in a manner consistent with the principles applied in connection with the preparation of the Reference Balance Sheet and (y) a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”), (iv) Closing Date Expenses (“Estimated Closing Date Expenses”) and the Company’s calculation of the Estimated Net Working Capital Adjustment Amount and the Closing Merger Consideration resulting from such estimates and the Estimated Closing Balance Sheet. From the delivery of the Estimated Closing Balance Sheet and Estimated Closing Statement through the Closing Date, the Company shall provide Buyer and its representatives reasonable access during normal business hours and upon reasonable prior notice to the books, records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement and shall cause the personnel of the Company and its Subsidiaries to cooperate with Buyer in connection with its review thereof; provided, that such access and cooperation shall be granted under the condition that they shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries. Buyer shall have the right to approve the Estimated Closing Balance Sheet and the Estimated Closing Statement, which approval shall not be unreasonably withheld.
3.6    Adjustment Amount.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative a certificate of the Company’s chief executive officer setting forth (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Calculation Time (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital as of the Calculation Time (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company as of immediately prior to the Effective Time (“Closing Date Funded Debt”), (iv) a calculation of Cash of the Company as of the Calculation Time (“Closing Date Cash”), (v) a calculation of the unpaid Company Transaction Expenses as of immediately prior to the Effective Time (including, for the avoidance of doubt, any such amounts triggered at the Effective Time by the consummation of the Merger) (“Closing Date Expenses”) and (vi) a calculation of the Adjustment Amount and the Final Merger Consideration resulting therefrom, consistent (except as provided in this Section 3.6(a)) with GAAP, the definitions set forth in this Agreement and the Closing Balance Sheet. The Estimated Closing Date Net Working Capital and the Closing Date Net Working Capital calculations shall be prepared in accordance with the definition of Net Working Capital and shall include a calculation of each line item set forth on the schedule attached to the Adjustment Principles. The Estimated Closing Balance Sheet and the Closing Balance Sheet shall be prepared in accordance with GAAP and, to the extent in accordance with

GAAP, applied in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”); provided, however, that (x) except as set forth in clause (y) the Estimated Closing Balance Sheet and the Closing Balance Sheet shall be prepared using the same accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet (including, to the extent in accordance with GAAP, the methodologies used in calculating reserves therein) and (y) the Estimated Closing Balance Sheet and the Closing Balance Sheet (I) shall not give effect to the consummation of the Merger, including any payments of cash in respect of the Merger Consideration or any financing transactions in connection therewith or, after the Effective Time, any other action or omission by Buyer, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business consistent with past practice and (II) shall not reflect any expense or liability for which Buyer is expressly responsible under this Agreement. Following the Closing, Buyer shall provide the Holder Representative and its representatives reasonable access during normal business hours and upon reasonable prior notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet; provided, that such access and cooperation shall be granted under the condition that they shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries.
(b)    If the Holder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Expenses (or the calculations of the Adjustment Amount and Final Merger Consideration resulting therefrom), it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of each such disagreement, within twenty (20) days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide a notice of disagreement within such twenty (20)-day period, the Holder Representative and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Expenses (and the calculations of the Adjustment Amount and the Final Merger Consideration resulting therefrom) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and the Holder Representative shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Expenses (and the calculations of the Adjustment Amount and the Final Merger Consideration resulting therefrom). If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by an independent accounting or financial consulting firm of recognized national standing to be mutually agreed in writing by Buyer and the Holder Representative (such firm, the “Auditor”). Each of Buyer and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Expenses (and the calculations of the Adjustment Amount and the Final Merger Consideration resulting therefrom), in each case, if then remaining in dispute, and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than twenty (20) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Expenses (and the calculations of the Adjustment Amount and the Final Merger Consideration resulting therefrom) require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with this Agreement (including the definitions of the defined terms used in this Agreement); provided that the Auditor, in resolving such disputed items, shall not assign to any disputed item a value greater than the greatest value for such disputed item assigned by Buyer or the Holder Representative, or less than the smallest value for such disputed item assigned by Buyer or the Holder Representative; provided, further, that any dispute regarding the meaning of any provision of this Agreement (or any defined terms used in this Agreement) shall not be resolved by the Auditor, and shall instead be resolved pursuant to the dispute resolutions provisions set forth in Section 13.13 of this Agreement. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Expenses (and the calculations of the Adjustment Amount and the Final Merger Consideration resulting therefrom) are finally determined in accordance with this Section 3.6(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Holder Representative as a Holder Representative Expense, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Holder Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt and Closing Date Cash in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Auditor and the Holder Representative shall bear the remaining 40% of the fees and expenses of the Auditor as a Holder Representative Expense.
(c)    The “Adjustment Amount”, which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.6(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.6(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.6(b)), minus Estimated Closing Date Cash, plus (iv) Estimated Closing Date Expenses minus Closing Date Expenses (as finally determined in accordance with Section 3.6(b)).
(d)
(i)    If the Adjustment Amount is a positive number (the absolute value of such amount, the “Excess Payment”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Buyer shall deliver to the Exchange Agent, to be paid to the Pre-Closing Holders on behalf of Buyer, an amount in cash equal to the Adjustment Amount, and the Exchange Agent (following receipt of the Adjustment Amount) shall pay to each Pre-Closing Holder (other than amounts to be paid to Vested Optionholders, which shall be delivered to the Surviving Corporation for payment to each Vested Optionholder), an amount in cash equal to (A) such Pre-Closing Holder’s Applicable Percentage, multiplied by (B) the Adjustment Amount.
(ii)    If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then the Deferred Consideration to be paid pursuant to Section 3.8 shall be reduced by the Deficit Amount.
(iii)    Notwithstanding the foregoing, any distributions to the Pre-Closing Holders of Common Stock or Vested Optionholders that are current or former employees of the Company or its Affiliates pursuant to this Section 3.6(d)(i) shall be net of the amount of any Taxes required to be withheld from such distributions under applicable Law, and the amounts so withheld shall be paid over to the Company for payment by the Company to the applicable Governmental Authority as required by Law.
3.7    Holder Representative Expenses. On the Closing Date, Buyer shall pay to an account designated by the Holder Representative immediately available funds in the amount of $200,000 (the “Holder Representative Fund”), which may be used by the Holder Representative for the purposes of paying directly, or reimbursing the Holder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Pre-Closing Holders will not receive any interest or earnings on the Holder Representative Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will not be liable for any loss of principal of the Holder Representative Fund other than as a result of its gross negligence or willful misconduct. The Holder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative will deliver any remaining balance of the Holder Representative Fund (the “Holder Representative Fund Release Amount”) to the Exchange Agent for further distribution to the Pre-Closing Holders; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Holder Representative Fund Release Amount become payable to Buyer.. For tax purposes, the Holder Representative Fund will be treated as having been received and voluntarily set aside by the Pre-Closing Holders at the time of Closing. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet with respect to liabilities for the expenses of the Holder Representative, and Buyer and its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) shall have no liability with respect thereto.
3.8    Deferred Consideration.
(a)    Subject to Section 3.6(d)(ii) and Section 12.10, on the six (6) month anniversary of the Closing Date, Buyer shall pay $15,000,000 minus (i) 50% of any retention amounts paid by Buyer under the RWI Policy on or prior to such date and (ii) the Deficit Amount, if any (the “Initial Deferred Consideration”) in immediately available funds to the Exchange Agent (and to the Surviving Corporation for payment to each Vested Optionholder), with such amount to be further distributed to each of the Pre-Closing Holders in accordance with each such Pre-Closing Holder’s Applicable Percentage.
(b)    Subject to Section 3.6(d)(ii) and Section 12.10, on the Subsequent Deferred Consideration Payment Date, Buyer shall pay $15,000,000 minus 50% of any retention amounts paid by Buyer under the RWI Policy on or prior to such date and since the payment of the Initial Deferred Consideration (the “Subsequent Deferred Consideration”) in immediately available funds to the Exchange Agent (and to the Surviving Corporation for payment to each Vested Optionholder), with such amount to be further distributed to each of the Pre-Closing Holders in accordance with such Pre-Closing Holder’s Applicable Percentage.
(i)    As soon as reasonably practicable following the finalization of Buyer’s audited financial statements for 2018, and in any event within fifteen (15) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative a certificate of the CFO of Buyer setting forth the calculation of the 2018 Company Sales Amount. Following the delivery of such certificate, Buyer shall provide the Holder Representative and its representatives reasonable access during normal business hours and upon reasonable prior notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the calculation of the 2018 Company Sales Amount; provided, that such access and cooperation shall be granted under the condition that they shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries.
(ii)    In the event of a dispute with respect to the calculation of the 2018 Company Sales Amount, the Holder Representative shall deliver a notice of disagreement to Buyer. The notice of disagreement shall set forth the basis and amount for each dispute of any such calculation in reasonable detail together with relating supporting documentation and calculations, as well as the alternative calculation with respect to the 2018 Company Sales Amount. Buyer and the Holder Representative shall work in good faith to resolve the disagreement. If Buyer and the Holder Representative are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days (and do not choose to mutually agree in writing to extend such period of negotiations), the dispute shall be submitted to the Auditor for resolution consistent with Section 3.6. The determination of the Auditor shall, in the absence of manifest error, be final and binding on the parties hereto.
(c)    Non-Assignment of Rights to Deferred Consideration. No Pre-Closing Holder may assign, delegate or otherwise transfer any of its rights to the Deferred Consideration unless, no fewer than five (5) days prior to such assignment, delegation or transfer, such Pre-Closing Holder (i) notifies Buyer of such assignment, delegation or transfer, and (ii) provides Buyer with such details regarding the proposed transferee as Buyer may reasonably request. Any attempted or purported transfer in violation of the foregoing sentence will be null and void. The Company hereby acknowledges and agrees, and by their adoption of this Agreement, acceptance of consideration under this Agreement, and/or the delivery of the Letters of Transmittal, the Pre-Closing Holders acknowledge and agree, that: (i) the Deferred Consideration does not represent any ownership or equity participation interest in the Company, Merger Sub, the Surviving Corporation or Buyer and does not entitle any Pre-Closing Holder to voting rights or rights to dividend payments, (ii) the Deferred Consideration is solely represented hereby and is not represented by any certificate, instrument or other delivery, (iii) the Deferred Consideration is solely a right enforceable by Contract and is not a security for purposes of any securities Laws, and confers upon the Pre-Closing Holders only the rights of a general unsecured creditor under applicable Law, (iv) the Deferred Consideration does not bear interest and (v) the Deferred Consideration is not redeemable.
(d)    For the avoidance of doubt, the obligation of Buyer to pay the Deferred Consideration in accordance with the provisions of this Section 3.8 shall be absolute, subject only to Section 12.10, and not conditioned upon the occurrence or achievement of any event or milestone other than as specifically set forth in this Section 3.8.
3.9    Termination of Duties of Exchange Agent. Promptly following the later of the date (i) which is eighteen (18) months after the Effective Time and (ii) after which no further payments will become payable to the Pre-Closing Holders hereunder, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash, Company Stock Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Company Stock Certificate (other than Company Stock Certificates representing Dissenting Shares) may surrender such Company Stock Certificate along with a duly executed and completed Letter of Transmittal to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as of such date, as determined in accordance with this Article III without any interest thereon.
3.10    Lost Certificate. In the event any Company Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock

Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Buyer, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate the Merger Consideration deliverable in respect thereof as of such date, as determined in accordance with this Article III.
3.11    No Fractional Shares. No fractional Buyer Shares shall be issued in exchange for shares of Company Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Buyer. Each holder of shares of Company Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Buyer Share (after taking into account all Company Stock Certificates delivered by such holder and the aggregate number of shares of Company Stock represented thereby) shall receive, in lieu thereof, Cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a Buyer Share multiplied by the Buyer Share Consideration Value thereof.
3.12    Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled, and each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Each Dissenting Stockholder who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such Dissenting Stockholder shall have failed to establish such holder’s entitlement to appraisal rights or to receive payment of the fair value of such holder’s Dissenting Shares in accordance with and as provided in Section 262 of the DGCL, or (ii) if any such Dissenting Stockholder shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Company Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as of such date as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder). The Company will give Buyer prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL. Without the prior written consent of Buyer, the Company shall not voluntarily negotiate, make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares of Company Stock for any purpose or receive payment of dividends or other distributions with respect to his or her shares of Company Stock (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).
3.13    Withholding. Notwithstanding any other provision in this Agreement, Buyer, the Company, the Surviving Corporation, the Holder Representative, the Exchange Agent, any of their respective Affiliates and any other party required to make a payment with respect to the transactions contemplated hereby shall be entitled to deduct and withhold from the amounts otherwise payable or deliverable in connection with the transactions contemplated hereby, such amounts that they are required to deduct and withhold with respect to any such deliveries and payments under the Code, the Treasury Regulations or any provision of state, local, provincial or foreign Law. To the extent that amounts are so deducted or withheld pursuant to the preceding sentence, such amounts shall be duly and timely deposited with the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the parties hereto agree that any compensatory payments to be made with respect to this Agreement shall be paid through the Company’s regular payroll procedures (or, to the extent determined appropriate, a special payroll run on or about the Closing Date).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the schedules to this Agreement (the “Schedules”), subject to Section 13.8, the Company represents and warrants to Buyer and Merger Sub as of the date of this Agreement and as of the Closing as follows:
4.1    Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Buyer or its representatives are true and complete. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. There has not been any violation of the certificate of incorporation or bylaws of the Company and the Company has not taken any action that is inconsistent in any respect with any resolutions adopted by the stockholders of the Company, its Board of Directors, or any committees thereof.
4.2    Subsidiaries. The Subsidiary of the Company and its jurisdiction of incorporation or organization are set forth on Schedule 4.2. The Subsidiary has been duly formed or organized and is validly existing under the laws of the United Kingdom and has the power and authority to own or lease its properties and conduct its business as now being conducted. The Company has previously provided to Buyer true and complete copies of the organizational documents of its Subsidiary. The Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.
4.3    Due Authorization.
(a)    The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company or approval of any holder of Company Stock is necessary to authorize this Agreement (other than the Stockholder Written Consent). This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
(b)    At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).
4.4    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiary, (c) violate any provision of or result in a breach of, or require a consent under, any Contract listed or required to be listed on Schedule 4.12, any Permit or any Contract relating to insurance policies required to be listed on Schedule 4.17, or terminate or result in the termination of any such Contract or the acceleration of any payments, benefits or obligations under any such Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, or (e) result in the loss, termination or impairment of any rights of the Company or any of its Subsidiaries in any Intellectual Property, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), (d) or (e) would not reasonably be expected to have (x) a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement or (y) be material to the Company and its Subsidiaries taken as a whole.
4.5    Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, waiting period expiration or termination, approval or authorization of, or registration, designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Company or its Subsidiary with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any other foreign antitrust, competition or merger control law, (b) compliance with any applicable requirements of the securities Laws and (c) the filing of the Certificate of Merger in accordance with the DGCL.
4.6    Capitalization of the Company.
(a)    The authorized capital stock of the Company consists of 65,000,000 shares of Common Stock and 43,734,385 shares of Preferred Stock, with the authorized Preferred Stock being further divided into (i) 2,392,345 shares of Series A Preferred Stock, (ii) 3,500,000 shares of Series B Preferred Stock, (iii) 9,500,000 shares of Series C Preferred Stock, (iv) 7,875,718 shares of Series D Preferred Stock, (v) 11,666,322 shares of Series E Preferred Stock and (vi) 8,800,000 shares of Series F Preferred Stock. All of the issued and outstanding shares of Company Stock have been, and all shares of Company Stock that may be issued pursuant to the Company Warrants will, when issued, be duly authorized and validly issued, are fully paid and non-assessable, are fully vested and have not been issued in violation of any preemptive or similar rights and have been issued in compliance, in all material respects, with all applicable securities Laws. Set forth on Schedule 4.6(a) is a true, correct and complete list of each holder of Company Stock, the number, class and series of Company Stock owned by each such holder as of the date of this Agreement, whether or not such Company Stock was received upon exercise of a Company Option (or other option to purchase Company Shares) or otherwise was compensatory in nature.
(b)    Schedule 4.6(b) sets forth a true, correct and complete list of each Company Option, together with the holder thereof, the date of grant, the vesting schedule, and whether or not such Company Option constitutes an “incentive stock option” within the meaning of Section 422 of the Code. Except as set forth on Schedule 4.6(b), there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock (or other equity interests in the Company), or any equity equivalents or similar rights, the value of which are determined in whole or in part by reference to the value of Company Stock, or any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of shares of Company Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement or as set forth on Schedule 4.6(b), there is no voting trust, proxy or other agreement or understanding with respect to the voting of the shares of Company Stock. As of the Effective Time, following the assumption of the Assumed Company Options, there shall be no outstanding Company Options or other options to purchase shares of Common Stock or other equity interests in the Company.
4.7    Capitalization of Subsidiary. The outstanding shares of capital stock of (or other equity interests in) each of the Company’s Subsidiary have been duly authorized and validly issued and (if applicable) are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights and have been issued in compliance, in all material respects, with all applicable securities Laws. Set forth on Schedule 4.7 is a true, correct and complete list of the Company’s Subsidiary, its outstanding equity interests, the owners of all of its outstanding equity interests and the number, class and series of equity interests owned by each such Person. Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of (or other equity interests in) such Subsidiaries free and clear of any Liens other than (a) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar organizational documents of such Subsidiary, (b) for any restrictions on sales of securities under applicable securities Laws and (c) Permitted Liens. Except as set forth on Schedule 4.7, there are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock of (or other equity interests in) such Subsidiaries, any equity equivalents or similar rights the value of which is determined in whole or in part by reference to the value of any Subsidiary’s capital stock, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Subsidiaries set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries owns any equity interest in any other Person.
4.8    Financial Statements. Attached as Schedule 4.8 are true and complete copies of (a) the audited consolidated balance sheets and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the twelve-month periods ended December 31, 2015, December 31, 2016 and December 31, 2017, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income of the Company and its Subsidiaries as of and for the five-month period ended May 31, 2018 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, none of which will be inconsistent with past practice or, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).
4.9    Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no liability or debt of the Company or any of its Subsidiaries, except for liabilities (a) reflected or reserved for on the face of the Financial Statements or expressly disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries (none of which arise from any breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law) or (c) disclosed in Schedule 4.9.
4.10    Litigation and Proceedings. Except as set forth on Schedule 4.10, there are, and for the past three (3) years there have been, no pending or, to the knowledge of the Company, threatened, lawsuits, Actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority involving the Company or any of its Subsidiaries. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries. Except as set forth on Schedule 4.10, neither the Company nor any of its Subsidiaries is, or during the preceding three (3) years has been, subject to any Governmental Order. Notwithstanding the foregoing, for all purposes of the Agreement, the Company does not make any representation or warranty (pursuant to this Section 4.10 or elsewhere in the Agreement) regarding the effect of the applicable antitrust, merger control, or competition laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, or competition law with respect to the consummation of the transactions described in this Agreement.
4.11    Legal Compliance. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company, oral notice from any Governmental Authority of a material violation of any applicable Law at any time during the past three (3) years that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
4.12    Contracts; No Defaults.
(a)    Schedule 4.12(a) contains a listing of all Contracts described in clauses (i) through (xxi) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (other than Company Benefit Plans, Contracts set forth on Schedule 4.14(g) and Contracts relating to insurance policies set forth on Schedule 4.17). True and complete copies of the Contracts listed on Schedule 4.12(a) have been provided to Buyer.
(i)    Each Contract (other than Contracts set forth in other clauses of Schedule 4.12(a)) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $250,000;

(ii)    Each note, debenture, other evidence of indebtedness, guarantee, performance bond, loan, credit, security or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries or other Funded Debt or any letter of credit, swap or hedging arrangement;
(iii)    Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries in each case that was entered into in the last five (5) years;
(iv)    Each Contract in respect of the issuance, sale or transfer of capital stock, bonds or other securities of the Company or any of its Subsidiaries;
(v)    Each Lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property;
(vi)    Each joint venture Contract, partnership agreement, limited liability company agreement or other material arrangement involving a sharing of profits, losses, costs or liabilities with a third party (in each case, other than among wholly owned Subsidiaries of the Company);
(vii)    Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $50,000;
(viii)    Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area or otherwise containing any most favored customer pricing provision, granting any exclusive rights, rights of first refusal, rights of first negotiation or requiring the Company or its Subsidiaries to satisfy any minimum purchase or (except for covenants of non-use and non-disclosure with respect to third party confidential information) that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;
(ix)    Each Contract pursuant to which the Company or any of its Subsidiaries (i) acquires, transfers, or licenses material Intellectual Property from a third party or (ii) licenses or transfers to a third party (or permits use by a third party of) any Company Intellectual Property, other than, in the case of (i), click-wrap, shrink-wrap, Open Source Software, or off-the-shelf software licenses that are available on standard terms to the public generally with annual or one-time license, maintenance, support and other fees of less than $25,000 per year and, in the case of (i) and (ii) non-disclosure agreements entered into in the ordinary course of business;
(x)    Each Contract under which payments in excess of $250,000 per year in the aggregate were received by the Company or its Subsidiaries with any customer, supplier or vendor in 2015, 2016, 2017 or 2018;
(xi)    Each Contract (excluding employee invention assignment agreements on the Company’s standard form provided to Buyer) relating to the former (to the extent that the Company or any Subsidiary has continuing obligations under any such Contract) or current employment or engagement by the Company or any of its Subsidiaries (i) of any Person who is reasonably expected to receive (or in 2015, 2016 or 2017 received) annual compensation in excess of $150,000 or (ii) of any Person which provides for (A) any compensation or benefits (other than as required by Law) upon termination of such employment or engagement or (B) any change of control, transaction bonus, retention, stay or similar payments to such Person;
(xii)    Each Contract among the Company or any of its Subsidiaries;
(xiii)    Each collective bargaining agreement or other Contract with any labor union, labor organization or works council;
(xiv)    Each Contract that is a settlement, conciliation, or similar agreement (a) with any Governmental Authority, (b) where the settlement amount exceeds $100,000 or (c) that imposes any monetary or other material obligation upon the Company or any of its Subsidiaries after the date of this Agreement;
(xv)    Each Contract pursuant to which any Person receives compensation or remuneration on a commission basis;
(xvi)    Each Contract that provides for or obligates the Company or any of its Subsidiaries to indemnify, hold harmless or defend any Person (including any officers, directors, members, managers, partners, employees or agents of the Company or any of its Subsidiaries), other than Contracts entered into in the ordinary course of business the primary purpose of which is not related to the indemnification of any Person;
(xvii)    Each Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person (other than advances made to an employee in the ordinary course of business);
(xviii)    Each Contract pursuant to which the Company grants a power of attorney, revocable or irrevocable, to any Person;
(xix)    Each Contract purporting to bind Affiliates of the Company (other than Subsidiaries) to any material obligation;
(xx)    Contracts (pursuant to which the Company or any other party thereto has continuing obligations) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company; and
(xxi)    Each Contract, either oral or in writing, to enter into any of the Contracts described in this Section 4.12.
(b)    Except for Contracts that have expired in accordance with their terms following the date of this Agreement, all of the Contracts set forth, or required to be set forth, on Schedule 4.12(a) are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Company and its Subsidiaries, (x) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any Contract set forth or required to be set forth on Schedule 4.12(a), (y) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any Contract set forth or required to be set forth on Schedule 4.12(a), and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both). Neither the Company nor any of its Subsidiaries has received any written, or, to the knowledge of the Company, oral notice of the intention of any Person to terminate any Contract set forth, or required to be set forth, on Schedule 4.12(a) or materially modify the terms thereof.
4.13    Company Benefit Plans.
(a)    Schedule 4.13 sets forth a complete list of each Company Benefit Plan. For purposes of this agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any other plan, policy, agreement, arrangement, program or Contract providing for compensation, retirement, pension, profit sharing, deferred compensation, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, employment, retention, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, equity-based, fringe benefit or other benefits to any current or former director, officer, employee or independent contractor, which are maintained, sponsored or contributed to (or been obligated to maintain, sponsor or contribute to) by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could have any obligation or liability, whether absolute or contingent (including, without limitation, any plan sponsored, maintained or contributed to (or been obligated to maintain, sponsor or contribute to) by any ERISA Affiliate). No Company Benefit Plan (i) provides compensation or benefits to any current or former director, officer, employee or independent contractor (or any dependent thereof) who performs (or has performed) services for the Company or any of its Subsidiaries outside of the United States or (ii) is governed by Law outside of the United States.
(b)    With respect to each Company Benefit Plan, the Company has provided to Buyer, if applicable, copies of (i) the plan document and any amendments thereto, (ii) any trust, insurance, annuity or other Contract or agreement related thereto, (ii) the most recent summary plan description and summaries of material modification for such Company Benefit Plan, (iii) the three most recent annual reports on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent financial statements and actuarial or other valuation reports, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan, and (vi) all non-routine correspondence with any Governmental Authority in the past three years.
(c)    (i) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions and payments required to be made with respect to any Company Benefit Plan (and any related insurance policies) have been timely made in accordance with the terms of the Company Benefit Plans and applicable Law, and adequate reserves have been established by the Company to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plans or applicable Law; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period, and nothing has occurred that could adversely affect the qualified status of such Company Benefit Plan.

(d)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, and neither the Company nor any of its ERISA Affiliates has maintained, sponsored or contributed to (or been required to maintain, sponsor or contribute to) a Multiemployer Plan or pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code at any time within the previous six (6) years. Neither the Company nor any of its Subsidiaries has or could have any liability or obligation, whether absolute or contingent, with respect to any employee benefit plan on account of any ERISA Affiliate, whether pursuant to ERISA, the Code or otherwise. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has promised to provide, retiree or post-employment health or life insurance benefits (other than health continuation coverage required by Section 4980B of the Code for which the covered individual pays the full premium cost).
(e)    With respect to the Company Benefit Plans, (i) no Actions or voluntary corrections (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions or voluntary corrections, and (iii) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty, that could reasonably be expected to result in material liability or obligation to the Company or any of its Subsidiaries, any Company Benefit Plan or any fiduciary of any Company Benefit Plan.
(f)    Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service; no amount under any such Company Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code; and neither the Company nor any Subsidiary has any obligation to gross-up or indemnify any Person with respect to any Tax, interest or penalty, including under Section 409A or Section 4999 of the Code.
(g)    Except as set forth on Schedule 4.13(g), neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s), including a termination of employment), could, directly or indirectly, (i) entitle any current or former director, officer, employee or contractor of the Company or any of its Subsidiaries to severance pay, a change of control payment or any other payment or benefit or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including funding of compensation or benefits through a trust or otherwise) due to any current or former director, officer, employee or contractor of the Company or any Subsidiary, including under any Company Benefit Plan, (iii) result in any breach under, or limit the rights of the Company, Buyer, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any Company Benefit Plan, or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
4.14    Labor Relations.
(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with any labor union, labor organization or works council and no employees or other service providers of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment or engagement with the Company or any of its Subsidiaries (and no such organization or group of employees has made a demand for recognition or certification). To the knowledge of the Company, there have been no union organizing activities with respect to any employees or other service providers of the Company or its Subsidiaries. In the past three (3) years there have not been any strikes, walkouts, lockouts, slowdowns, material grievances, or other material job actions or labor disputes pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. In the past three (3) years, (i) neither the Company nor any of its Subsidiaries has committed any unfair labor practice, and (ii) there have been no pending or, to the knowledge of the Company threatened unfair labor practice charges against the Company or any of its Subsidiaries. With respect to the transactions contemplated hereby, the Company and its Subsidiaries have satisfied all notice, consultation, bargaining, and consent obligations owed to their employees and their employees’ representatives under applicable Law or Contract.
(b)    The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws and Contracts relating to labor or employment, including provisions thereof relating to, without limitation, hiring, background checks, testing, wages, hours, meal and rest breaks, equal opportunity, leaves of absence and other time off work, accommodations, fair labor standards, employee and worker classification, discrimination, harassment, retaliation, discipline, termination, workers compensation, collective bargaining, workplace safety, immigration, and the payment of social security and other payroll Taxes. The Company and its Subsidiaries have timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, reimbursable business expenses, and other compensation that have come due and payable to their current and former employees and other service providers under applicable Law, Contract, Company Benefit Plan or Company policy; and neither the Company nor any of its Subsidiaries is, or has been, in the past three (3) years, liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency or delay in paying such compensation. Neither the Company or its Subsidiaries are or have been subject to any judgments, decrees, or other order from, or any agreements with, a Governmental Authority, with respect to labor or employment matters that remains unsatisfied or outstanding.
(c)    Schedule 4.14(c) sets forth a true and complete list of all employees of the Company or any of its Subsidiaries as of the date of this Agreement, including name, job title, classification as exempt or non-exempt under applicable wage and hour Laws, base salary or hourly rate and/or other wages as applicable, principle work location (city, state and country), and regular hours per workweek. The Company and its Subsidiaries (x) have not employed any employees outside of the United States, except as set forth on Schedule 4.14(c) and (y) do not employ any employees outside of the United States. All current and former employees of the Company or any of its Subsidiaries who were employed at any time within the past three (3) years are or were properly classified as exempt or non-exempt under applicable wage and hour Laws. There are, and within the past three (3) years have been, no pending or, to the knowledge of the Company, threatened Actions or material issues concerning the classification of any of the Company’s or its subsidiaries’ employees or other wage and hour practices of the Company or its subsidiaries.
(d)    Schedule 4.14(d) sets forth a true and complete list of all service providers of the Company or any of its subsidiaries as of the date of this Agreement, who are engaged on an independent contractor or other non-employee basis, including name, job function or description of services, principle work location (city and state), compensation terms, hire date, and term of engagement. All current and former service providers of the Company or any of its Subsidiaries who are or were engaged on an independent contractor or other non-employee basis at any time within the past three (3) years are or were properly classified as such under all applicable Laws. There are, and within the past three (3) years have been, no pending or, to the knowledge of the Company, threatened Actions or material issues concerning the classification of any of the Company’s or its subsidiaries’ service providers under any applicable Laws.
(e)    For the past three (3) years, the Company and its Subsidiaries have not implemented any plant closings, relocations, layoffs or other employment losses that triggered or could trigger notice or otherwise implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law (including any applicable state and foreign Law), and no such events are currently planned, anticipated or announced. To the knowledge of the Company, no officer, executive or other key employee of the Company or any of its Subsidiaries has any present intention to terminate his or her employment with the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any agreement, obligation, duty or other obligation to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries or to the knowledge or use of trade secrets or proprietary information. No current or former employee of the Company or any of its Subsidiaries is in any material respect in violation of any agreement, obligation, duty or other obligation to the Company or any of its Subsidiaries.
(f)    To the knowledge of the Company, in the last five (5) years, no allegations of sexual or other unlawful harassment or discriminations have been made against any officer, executive or other key employee of the Company or any of its Subsidiaries.
(g)    The Contracts listed on Schedule 4.14(g) include all individual written employment, retention, change in control bonus or severance agreements to which, as of the date of this Agreement, either the Company or one of its Subsidiaries is a party with respect to any current employee either whose salary and bonus during the fiscal year ended December 31, 2017 exceeded $200,000 or which may not be terminated at will without cost or penalty. The Company has provided to Buyer true and complete copies of each such Contract as of the date of this Agreement.
4.15    Taxes. Except as set forth on Schedule 4.15:
(a)    Each of the Company and its Subsidiary have (i) timely filed each income and other material Tax Return required to be filed, and each such Tax Return is accurate, complete and correct in all respects, (ii) timely and properly paid all material Taxes for which it is liable, whether or not shown on any Tax Returns, and (iii) complied in all material respects with all applicable Laws relating to the withholding and collection of Taxes and the payment thereof, including in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person. No power of attorney with respect to any Taxes of the Company or its Subsidiary has been filed or executed with any Governmental Authority that is still in effect. Neither the Company nor its Subsidiary has requested or been granted an extension of the time for filing any Tax Return that has not yet been filed, other than those extensions requested and granted in the ordinary course of business.
(b)    The accrued and unpaid Tax liabilities of the Company and its Subsidiary did not, as of the date of the latest Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) included in such Financial Statements, and since such date the Company and its Subsidiary have not incurred any liability for Taxes outside the ordinary course of business.
(c)    Except as set forth on Schedule 4.15(c), during the prior three (3) Taxable years, no deficiency for or adjustment in respect of any Taxes has been claimed, asserted or assessed by any Governmental Authority against the Company or its Subsidiary (or, to the knowledge of the Company, has been threatened or proposed in writing). There is no Action, suit, proceeding, or audit with respect to any Tax in progress, pending, or, to the knowledge of the Company, threatened or proposed against or with respect to the Company or its Subsidiary, and no claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the Company or its Subsidiary remains unpaid or is otherwise not completely resolved. No deficiency relating to Taxes of the Company or its Subsidiary has been raised in writing by the relevant Governmental Authority in any audit, examination or other similar proceeding that would reasonably be expected to result in a material amount of Taxes in a later Tax period.
(d)    The Company and its Subsidiary are not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar contract, nor does the Company or any of its Subsidiaries have any liability to another party under any such agreement (in each case, other than arrangements and agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes and pursuant to which neither the Company nor its Subsidiary has any material outstanding or future liability for Taxes).
(e)    Neither the Company nor its Subsidiary has waived any statute of limitations with respect to any Taxes or consented or agreed to any extension of time with respect to a Tax assessment, collection or deficiency which waiver or extension is still in effect.
(f)    There are no Liens for Taxes (other than statutory Liens described in clause (ii) of the definition of Permitted Liens) upon the assets of the Company or its Subsidiary.
(g)    Neither the Company nor its Subsidiary (i) has ever been a member of an affiliated group of corporations (defined in Section 1504(a) of the Code) or any other combined, consolidated, unitary or other similar group for any Tax purposes, or (ii) has any liability for the Taxes of any Person under Law (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor).
(h)    Neither the Company nor its Subsidiary will be required to include in any taxable period (or portion thereof) ending after the Closing Date any taxable income, or exclude in any such period (or portion thereof) any item of deduction or loss, as a result of (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, provincial, local, or foreign Law) that was made or requested before Closing, (ii) any installment sale or open transaction that was entered into before Closing, (iii) the long-term contract method of accounting with respect to a contract entered into before Closing, (iv) a Contract with a Governmental Authority entered into before Closing, (v) any election under Section 108(i) of the Code (or similar provisions of state, local or foreign Law), or (vi) any prepaid amount received on or prior to the Closing Date.
(i)    No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiary does not pay Taxes or file Tax Returns with respect to a particular type of Tax that the Company or such relevant Subsidiary is or may be subject to Taxes or a Tax Return filing obligation for such type of Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment, or otherwise become subject to Tax jurisdiction in any country other than the United States.
(j)    The Company’s Subsidiary has not made any election pursuant to Treasury Regulations Section 301.7701-3 (or any similar provision of federal, state, local or foreign Law).
(k)    The Company’s Subsidiary has not realized any “subpart F income” within the meaning of Section 952 of the Code and does not and has not owned any “United States property” within the meaning of Section 956 of the Code. Neither Buyer nor any of its Affiliates (including the Company and the Surviving Corporation) will be required to include any income in taxable income or pay any Tax pursuant to Section 965 of the Code in respect of the Company’s Subsidiary, and the Company has not made any election under or with respect to Section 965 of the Code.

(l)    The Company’s Subsidiary does not own or conduct, nor has it since its formation owned or conducted, any assets or operations, and the Company’s Subsidiary does not have, nor has it ever had, any current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The tax year of the Company’s Subsidiary for U.S. federal income tax purposes is the calendar year.
(m)    None of the Company, its Subsidiary or any of their respective Affiliates or predecessors by merger or consolidation has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated hereby.
(n)    There are no outstanding rulings of, or requests for rulings by, any Governmental Authority addressed to the Company or its Subsidiary that are, or if issued would be, binding on the Company or any of its Subsidiaries.
(o)    Neither the Company nor its Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or Contract which is treated as a partnership for Tax purposes.
(p)    Neither the Company nor its Subsidiary has participated in any transaction that is or is substantially similar to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under similar provision of state, provincial, local or foreign Law.
Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitation on (or the availability of) any Tax attribute or a particular method of Tax accounting of the Company or its Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date.
4.16    Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer, the Company or any of its Subsidiaries or Affiliates would be liable in connection with the transactions contemplated hereby.
4.17    Insurance. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries and, for each such policy, the type of policy, form of coverage, policy number and the name of the insurer. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Except as set forth in Schedule 4.17, (a) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, (b) all premiums on such insurance policies due and payable have been paid, (c) all such policies are in full force and effect (other than any policies that have expired in accordance with their terms following the date of this Agreement) and (d) neither the Company nor any of its Subsidiaries is in breach or default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the material insurance policies. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any notice of denial of coverage with respect to any material insurance policy maintained by the Company or any of its Subsidiaries or any material claim made pursuant to any such insurance policy.

4.18    Licenses, Permits and Authorizations. Since January 1, 2014, the Company has not received any notice from any Governmental Authority to the effect that the Company is not in compliance with any applicable Law. The Company and its Subsidiaries have obtained, hold, and are, and for the past three (3) years have been operating in compliance with, all of the material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. All such Permits are, and since January 1, 2014, have been, valid, and in full force and effect, the Company is not and, since January 1, 2014, has not been in violation or default of any Permit held by it and the Company has not received any notification from any Governmental Authority that it intends to or is threatening to revoke, suspend, modify or limit any Permit. The Company has fulfilled and performed all of its obligations with respect to the Permits, and, to the knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit.
4.19    Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns any real property.
(b)    Schedule 4.19 lists, as of the date of this Agreement the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to Buyer a true and complete copy of each such Lease document. Except as set forth on Schedule 4.19, (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any other party to a Lease, is in breach or default under any Lease, nor does the Company or any of its Subsidiaries have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by a party under any Lease, (iii) none of the Company or any of its Subsidiaries have subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, and (iv) none of the Company or any of its Subsidiaries have collaterally assigned or granted any other security interest in any Lease or any interest therein.
4.20    Intellectual Property.
(a)    Schedule 4.20(a) lists each domestic, foreign and multi-national patent, registered trademark, registered service mark or trade name, domain name registrations and registered copyright (or any applications for any of the foregoing) owned by, the Company or any of its Subsidiaries as of the date of this Agreement. Except as set forth on Schedule 4.20(a), the Company or a Subsidiary owns all right, title and interest in and to the Intellectual Property scheduled on, or required to be scheduled on, Schedule 4.20(a) free and clear of all Liens other than Permitted Liens.
(b)    To the knowledge of the Company, except as set forth on Schedule 4.20(b), the Company or one of its Subsidiaries owns, free and clear of all Liens other than Permitted Liens, or has the right to exploit pursuant to license, sublicense, agreement, permission or applicable Law all Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (such Intellectual Property, including all Intellectual Property owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”). To the knowledge of the Company, no Person other than the Company and its Subsidiaries owns, in whole or in part, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Intellectual Property created, developed, or conceived by any current or former employee, independent contractor, or other Person working on behalf of the Company or its Subsidiaries.
(c)    The operation of the business of the Company and its Subsidiaries, as presently conducted, has not infringed upon, misappropriated, diluted or otherwise violated, and does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property of any Person. Except as set forth on Schedule 4.20(c), as of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation or dilution of, any Intellectual Property of any Person, in each case, by the Company or one of its Subsidiaries.
(d)    Except as set forth on Schedule 4.20(d), to the knowledge of the Company, no third party has infringed upon, misappropriated, diluted or otherwise violated, or is infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Within the past three (3) years, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property of the Company.
(e)    The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of their proprietary information and trade secrets, and, to the knowledge of the Company, none of such proprietary information or trade secrets have been disclosed to any third party, except pursuant to written confidentiality agreements. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company or any of its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for the Company or any of its Subsidiaries, have entered into valid and binding proprietary rights agreements with the Company or the applicable Subsidiary assigning or otherwise vesting ownership of such Intellectual Property in the Company or the applicable Subsidiary.
(f)    Except as set forth on Schedule 4.20(f) the source code for all Proprietary Software is and has always been maintained in confidence and has not been disclosed to any third party. To the extent the Company or any of its Subsidiaries uses, or the Proprietary Software incorporates, any “open source” or “copyleft” software (“Open Source Software”), or the Company or any of its Subsidiaries is a party to “open” or “public source” or similar licenses, the Company and its Subsidiaries are in compliance with the terms of any such licenses, and are not required under any such license in the operation of its business as currently conducted to (a) make or permit any disclosure or to make available any source code for the Proprietary Software (or any of its licensors’ proprietary software), (b) distribute or make available at no charge any of the Proprietary Software or other Intellectual Property (or to permit any such distribution or availability), or (c) give a customer or end user the right to decompile, disassemble or otherwise reverse engineer the applications incorporating the Proprietary Software by its terms and not by operation of law.
(g)    The information technology systems owned, licensed, leased or otherwise held for use by the Company or any of its Subsidiaries, including all computer hardware, Software, firmware, telecommunications systems, and similar or related infrastructure used in the business of the Company and its Subsidiaries, as currently conducted, and the information technology systems operated on behalf of the Company (including for hosting or colocation) (collectively, the “Computer Systems”), perform in substantial conformance with the specifications and documentation for such systems and are sufficient in all material respects for the needs of its business. The Company and its Subsidiaries have taken commercially reasonable steps to (i) provide for archival, back-up, recovery and restoration of their critical business data and (ii) have in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Computer Systems. To the knowledge of the Company, there have been (x) no successful unauthorized intrusions or breaches of the security of the Computer Systems, (y) no instances of any unauthorized disclosure, or misuse of any personally identifiable information kept on the Computer Systems, and (z) there have been no prolonged periods of unscheduled unavailability of the Computer Systems. With respect to data collection, use, privacy, protection, and security, the Company and its Subsidiaries have complied with all applicable Laws, all additional or higher leading industry standards (e.g., PCI-DSS) or requirements applicable to the conduct of its business, and all of the Company’s internal or customer-facing policies, respectively.
4.21    Data Privacy. The Company and its Subsidiaries have been and are currently operating in compliance, in all material respects, with all applicable Information Privacy and Security Laws, and, to the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries has engaged in any act on behalf of such entity that violates any Information Privacy and Security Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any violation of any Information Privacy and Security Laws by the Company or any of its Subsidiaries. The Company and its Subsidiaries have established and maintain commercially reasonable data and information security programs and privacy policies. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company and its Subsidiaries from time to time with respect to privacy, data security, or collection and use of Personal Information gathered or accessed in the course of the operations of the Company and its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made or suffered any unauthorized access, use, or disclosure of Personal Information that, individually or in the aggregate, compromises the security or privacy of such Personal Information or otherwise acted in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. Neither the Company nor its Subsidiaries has notified, either voluntarily or as required by Law, any affected individual or any Governmental Authority of any breach of Personal Information, and neither the Company nor any of its Subsidiaries is planning to conduct any such notification or investigation into whether any such notification is required.
4.22    Environmental Matters. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all Environmental Laws. The Company and its Subsidiaries hold, and are, and for the past three (3) years have been, in material compliance with, all Permits required under Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. There are no Actions, written claims or notices of violation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except for any such Action, claim or notice that would not be material to the Company and its Subsidiaries taken as a whole. There has been no release of or exposure of any Person to any Hazardous Materials that has given rise to or would reasonably be expected to give rise to any material liability for the Company or any Subsidiary under any Environmental Law.
4.23    Absence of Changes.
(a)    Since the date of the most recent balance sheet included in the Financial Statements, there has not been, occurred or arisen any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, any Material Adverse Effect on the Company and its Subsidiaries.

(b)    Except as expressly required hereby, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, and have not taken any action which if taken after the date of this Agreement would require Buyer consent pursuant to Section 6.1 of this Agreement.
4.24    Affiliate Matters. Except (a) for Contracts set forth on Schedule 3.4(c)(iii) or Schedule 4.24, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 4.14, and (d) contracts between or among the Company and any of its Subsidiaries, (x) neither the Company nor any of its Subsidiaries is party to any Contract with any (i) present or former employee, officer or director of the Company or any of its Subsidiaries, any Pre-Closing Holder or any of its Affiliates or, to the knowledge of the Company, any member of such Person’s family or (ii) Affiliate of the Company and (y) no Affiliate of the Company, present or former employee, officer or director of the Company or any of its Subsidiaries, any Pre-Closing Holder or any of its Affiliates, or, to the knowledge of the Company, any member of such Person’s family owns any material asset or property used in the business of the Company and its Subsidiaries.
4.25    Customers and Suppliers. Except as set forth on Schedule 4.25(a), none of the top twenty (20) customers by revenue for the year ended December 31, 2017 has given the Company or any of its Subsidiaries written or oral notice that it will terminate, suspend or materially alter its relationship with the Company or any of its Subsidiaries. Except as set forth on Schedule 4.25(b), none of the top twenty (20) suppliers of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2017 has given the Company or any of its Subsidiaries written or oral notice that it will terminate, suspend or materially alter its relationship with the Company or any of its Subsidiaries.
4.26    Foreign Corrupt Practices Act. As of the date of this Agreement:
(a)    In connection with the Company’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.
(b)    No Governmental Authority has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar applicable Law.
(c)    Neither the Company nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to the Company’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other similar applicable Law, and to the knowledge of the Company, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.
(d)    Neither the Company nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to the knowledge of the Company, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar applicable Law, nor, to the knowledge of the Company, is there any basis for any such charge, indictment or investigation.
(e)    Neither the Company nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar applicable Law, nor, to the knowledge of the Company, is there any basis for any such proceeding.

(f)    Neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor, any directors, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause the Company or any of its Subsidiaries, or any of its or their Affiliates, directors, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar applicable Law.
4.27    Export Control.
(a)    The Company and its Subsidiaries are and have been for the past five (5) years in material compliance with all Export Control Laws, including all applicable regulations pertaining to the disclosure of controlled technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. Neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the Company or any of its Subsidiaries is not in compliance with, or has liability under, such Export Control Laws.
(b)    The Company and its Subsidiaries have obtained and complied in all material respects with all licenses, agreements, authorizations, license exceptions or exemptions required for their respective exports of articles or technology or provision of services.
(c)    During the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws or failed to make any mandatory report or disclosure to any Governmental Authority pursuant to Export Control Laws.
4.28    Accounts Receivable and Bank Accounts.
(a)    A true, correct and complete list of the accounts receivable of the Company as of the last day of the month prior to the date of this Agreement, showing the aging thereof, is included in Schedule 4.28(a). All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms. None of the accounts receivable of the Company or its Subsidiaries (i) are, to the knowledge of the Company, subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on sale or return basis or subject to any other repurchase or return arrangement.
(b)    Schedule 4.28(b) sets forth a complete and correct list of (i) all banks or other financial institutions with which the Company has an account or maintain a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto and (ii) the names of all Persons holding powers of attorney from the Company, complete and correct copies of which have been provided to Buyer.
4.29    No Additional Representations or Warranties. Except as provided in this Agreement and the certificates and other agreements contemplated hereby and thereby, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives. Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall limit the recourse of any Person in the case of Fraud relating to representations and warranties and statements provided in this Agreement and the certificates and other agreements contemplated hereby and thereby.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the Schedules, Buyer and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing as follows:
5.1    Corporate Organization. Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of each of Buyer and Merger Sub previously delivered by Buyer to the Company are true and complete. Each of Buyer and Merger Sub is duly licensed or qualified and (where applicable) in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, directly or indirectly, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.
5.2    Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and Holder Representative) constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.
5.3    No Conflict. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer (including Merger Sub), or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including Merger Sub) or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.
5.4    Litigation and Proceedings. There are no Actions, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub which, if determined adversely, would reasonably be expected to be material to Buyer or Merger Sub, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub which would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.
5.5    Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Sub with respect to Buyer’s or Merger Sub’s execution or delivery of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) compliance with any applicable securities Laws.
5.6    SEC Documents.
(a)    Buyer has timely filed or furnished all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC since January 1, 2017 (the “Buyer SEC Reports”). The Buyer SEC Reports (after giving effect to all amendments thereto) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder. As of their respective filing dates, none of the Buyer SEC Reports contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Report.
(b)    Except as set forth in any Buyer SEC Report, the financial statements of Buyer, including the notes thereto, included in the Buyer SEC Reports (the “Buyer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Since December 31, 2017, there has been no material change in Buyer’s accounting policies except as described in the notes to the Buyer Financial Statements.
5.7    Buyer Shares. Upon issuance in accordance with this Agreement, the Buyer Share Consideration will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Liens imposed or created by or otherwise resulting from the acts or omissions of Buyer (except for subject to the restrictions set forth in the Lock-Up Agreements).

5.8    Brokers’ Fees. Except for fees payable pursuant to that certain Engagement Letter, dated as of June 12, 2018, by and between TAP Advisors LLC and Buyer (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated hereby based upon arrangements made by Buyer or any of its Affiliates.
5.9    Solvency; Surviving Corporation After the Merger. Neither Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement (disregarding references to Material Adverse Effect and other materiality qualifiers) are true and correct in all material respects, and assuming the satisfaction of the Company’s obligations and the performance of its covenants set forth herein, and assuming that the Company and each of its Subsidiaries is solvent immediately prior to the Effective Time, and after giving effect to the transactions contemplated hereby (including the Merger), at and immediately after the Effective Time, each of Buyer and the Surviving Corporation and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
5.10    No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision of this Agreement, each of Buyer and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries), and neither Buyer nor Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, beyond those expressly given in this Agreement and the certificates and other agreements contemplated hereby and thereby. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in this Agreement and the certificates and other agreements contemplated hereby and thereby. Each of Buyer and Merger Sub understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in this Agreement and the certificates and other agreements contemplated hereby and thereby, with all faults and without any other representation or warranty of any nature whatsoever.
5.11    Acquisition of Interests for Investment. Each of Buyer and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Buyer and Merger Sub confirms that the Company has made available to Buyer and Merger Sub and Buyer’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Buyer and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Buyer understands and agrees that stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
5.12    Debt Financing. As of the date of this Agreement, the Debt Documents have been executed and approved or consented to by all required parties, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to Buyer the Debt Financing. Buyer has fully paid any and all commitment fees or other fees required in connection with the Debt Financing to be paid on or before the date of this Agreement and will pay all additional fees as they become due. As of the date of this Agreement, the Debt Documents are legal, valid and binding obligations of each party thereto and in full force and effect and do not contain any material misrepresentation by Buyer, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Documents is currently contemplated. Buyer has not incurred any obligation, commitment, restriction or liability of any kind, and it is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to impair or adversely affect such resources. None of the Debt Documents or any other Contract between the Debt Financing Sources, on the one hand, and Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (x) that could reduce the aggregate amount of the Debt Financing set forth in the Debt Documents or (y) that could otherwise adversely affect the conditionality, enforceability or availability of any portion of the Debt Financing.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1    Conduct of Business.
(a)    From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, except as would constitute a violation of applicable Law or as expressly contemplated hereby or as consented to by Buyer in writing which consent shall not be unreasonably conditioned, withheld or delayed), (x) operate its business in the ordinary course and substantially in accordance with past practice, (y) use its commercially reasonable efforts to keep available the services of the Company’s and its Subsidiaries present officers and employees (other than terminations for cause) and (z) use its commercially reasonable efforts to preserve the Company’s and its Subsidiaries’ business organization, goodwill and commercial relationships. Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise expressly required hereby:

(i)    (1) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as required by Law; or (2) effect or commit to any split, combination or reclassification of any capital stock or equity interests of the Company or any of its Subsidiaries or authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity interests (or any securities in respect of, or in substitution for, equity interests) of the Company or any of its Subsidiaries or (3) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby), or enter into any agreement with respect to the voting of the capital stock of the Company or other securities held by the Company or any of its Subsidiaries (other than as contemplated hereby);
(ii)    issue, deliver, sell or grant any (x) Company Stock or other equity interests (other than pursuant to the exercise of outstanding Company Warrants or Company Options in accordance with their terms with, in the case of Company Options, payment of the exercise price in any manner set forth in the applicable stock option agreement governing such Company Option that does not require the consent of the Company (including the administrator of the Option Plan) after the date of this Agreement) or (y) options, warrants or other rights, agreements or commitments obligating the Company to issue any Company Stock or other equity interests or equity-based awards;
(iii)    make, set aside, pay or declare any dividend or other distribution to any Pre-Closing Holder or purchase or redeem or otherwise acquire any equity interests of the Company or any of its Subsidiaries, or make any commitment to undertake any such action;
(iv)    (A) materially modify in any adverse respect, terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12, any material insurance policy required to be listed on Schedule 4.17 or Lease, or waive any rights or claims thereunder; or (B) enter into any (x) Contract of a type that would be required to be listed on Schedule 4.12 if such Contract was in effect on the date of this Agreement (other than in the ordinary course of business), (y) any material insurance policy or (z) any material Lease;
(v)    sell, assign, transfer, convey, encumber, license, lease, permit to expire or lapse, abandon, or otherwise dispose of, any material assets or properties, except in the ordinary course of business (which, in the case of Intellectual Property, shall be limited to (A) nonexclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business and (B) the abandonment in the ordinary course of business of registrations that are not material to the business of the Company) or sales of surplus or obsolete equipment;
(vi)    except as otherwise required by Law or the existing terms of a Company Benefit Plan set forth on Schedule 4.13(a) that has been provided to Buyer prior to the date of this Agreement, (A) increase the severance or termination pay, change in control, retention, stay or other similar bonus, or other compensation or benefits provided to any former or current director, officer, employee or independent contractor of the Company or any Subsidiary; (B) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination or employment of existing officers (other than terminations for cause); (C) adopt, enter into, amend, terminate, trigger an increase in or accelerate the time of payment, funding or vesting of any compensation or benefits under any Company Benefit Plan (or any plan, policy, agreement, arrangement or program that would have constituted a Company Benefit Plan if in effect on the date of this Agreement); or (D) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other Contract with any labor union, labor organization or works council;

(vii)    acquire, including by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets or equity of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(viii)    make any loans, advances, capital contributions to, or investments in or to any Person (other than the Company and its Subsidiaries), except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;
(ix)    conduct, implement or announce any employee layoffs or other reductions in force (other than terminations for cause);
(x)    except as required by GAAP, make any change to any material accounting principles, methods or practices;
(xi)    fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as is customary for similarly situated companies in the industry;
(xii)    enter into any commitment to make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, or fail to make any capital expenditures when due in accordance with the Company’s capital expenditure plan or materially delay the repair or maintenance of any material assets or properties;
(xiii)    institute, compromise, settle or agree to settle any material Actions (A) involving a Governmental Authority, (B) involving amounts in excess of $50,000 individually or $150,000 in the aggregate, or (C) that would impose any monetary (in excess of $50,000 individually or $150,000 in the aggregate) or other material obligation on the Company or its Subsidiaries that would continue after the Effective Time;
(xiv)    waive, release or assign any claims or rights having a value in excess of $50,000 individually or $150,000 in the aggregate;
(xv)    incur any Funded Debt other than in connection with borrowings under the Company’s existing credit facility as of the date of this Agreement or subject any material portion of the properties or assets (whether tangible or intangible) of the Company and its Subsidiaries to any Lien, except for Permitted Liens;
(xvi)    (A) make, change, rescind or revoke any material election in respect of Taxes, (B) change (or file a request to make any such change in) any Tax accounting period, or adopt or request permission of any Governmental Authority to change any accounting method in respect of Taxes, (C) enter into any closing agreement or other similar agreement in respect of Taxes, (D) settle or compromise any claim, notice, audit report, or assessment in respect of Taxes, (E) file any material amended Tax Return, (F) file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law, (G) enter into any Tax allocation agreement, Tax sharing Agreement, or Tax indemnity agreement (other than arrangements and agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (H) surrender or allow to expire any right to claim a refund or credit of Taxes or other Tax benefit, (I) consent to any extension or waiver of the limitation period applicable to any claim, Action or assessment in respect of Taxes, or (J) make any application or request for, or negotiate or conclude any, voluntary Tax disclosure, Tax amnesty application, Tax ruling or other arrangement with a Governmental Authority;

(xvii)    establish any Subsidiary;
(xviii)    take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to (1) obtain any consent, authorization, order or approval of any Governmental Authority or (2) consummate the transactions contemplated hereby; or
(xix)    enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.1(a).
(b)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that the requirement to obtain such consent could reasonably be expected to violate any applicable law.
(c)    From the Calculation Time through the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, use or transfer any current assets of the Company or any of its Subsidiaries (including cash), to the extent such current assets are sold, liquidated, disposed of or otherwise used to (i) make payment in respect of or discharge any Funded Debt or Company Transaction Expenses, (ii) pay any dividends to Pre-Closing Holders or (iii) repurchase any equity securities of the Company or any of its Subsidiaries.
(d)    From the date of this Agreement through the Closing Date, the Company shall do the following (in each of the following cases, pursuant to documentation in a form reasonably satisfactory to Buyer):
(i)    use its commercially reasonable efforts to obtain consents to the transactions contemplated hereby from the applicable counterparties to the agreements listed on Schedule 6.1(d)(i);
(ii)    use its commercially reasonable efforts to send appropriate notifications regarding the transactions contemplated hereby to the applicable counterparties to the agreements listed on Schedule 6.1(d)(ii);
(iii)    use its commercially reasonable efforts to obtain acknowledgments from the employees listed on Schedule 6.1(d)(iii) in the form attached hereto as Annex D regarding the effect of the transactions contemplated hereby upon their employment status with the Company; and
(iv)    use its commercially reasonable best efforts to obtain resale Tax certificates from Governmental Authorities in each applicable jurisdiction, in a form reasonably satisfactory to Buyer, from the parties listed on Schedule 6.1(d)(iv).
6.2    Inspection. Subject to compliance with applicable laws, confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives (including the Debt Financing Sources) reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as such representatives may reasonably request; provided, that (i) such investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; and (ii) Buyer and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by the Company or any of its Subsidiaries, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to the Company or such representatives of the Company as the Company shall designate; provided further, however, that with respect to information subject to confidentiality obligations and similar restrictions and information that is subject to attorney-client privilege or other privilege from disclosure, the Company and its Subsidiaries shall cooperate with Buyer, the Debt Financing Sources and their respective accountants, counsel and other representatives to enter into appropriate confidentiality, joint defense or similar arrangements with the intention that Buyer, the Debt Financing Sources and their respective accountants, counsel and other representatives may have reasonable access to such information. Without limiting the generality of the foregoing, during the period prior to the Closing Date, the Company shall furnish to Buyer a monthly management report setting forth financial metrics from the prior monthly accounting period that the Company furnishes to its Board of Directors in the ordinary course of business, including copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of operations, comprehensive income (loss) and stockholders’ equity for such monthly accounting period (in each case, prepared in a manner consistent with the accounting principles, practices, procedures, policies and methods that were employed in the preparation of the Financial Statements), which report shall be provided as soon as reasonably practicable, and in any event within thirty (30) days, after the end of each monthly accounting period.
6.3    HSR Act Approvals.
(a)    In connection with the transactions contemplated hereby, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. The Company shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Requests made of the Company or any of its Affiliates.
(b)    The Company shall exercise its reasonable best efforts and take all reasonably necessary steps to (i) obtain termination or expiration of the waiting period under the HSR Act as soon as practicable (but in any event prior to the Termination Date), (ii) subject to customary confidentiality arrangements, furnish to Buyer all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated hereby, and (iii) otherwise cooperate with Buyer in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated hereby as in violation of the HSR Act, the Company shall, if the parties mutually determine litigation is in their best interest, use its reasonable best efforts and take all reasonably necessary steps (x) to contest and resist any such Action, including to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated hereby, and (y) to take promptly any and all reasonable steps (including (I) the taking of steps contemplated by Section

6.3(b) and (II) initiating and exhausting all appeals, and posting bonds in connection therewith) necessary to have vacated, lifted, reversed or overturned as soon as practicable (but in any event prior to the Termination Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated hereby.
(c)    Without limiting the foregoing, the Company shall, and shall cause its Affiliates to, cooperate in good faith with the Antitrust Authorities and use its reasonable best efforts to undertake promptly (x) any and all actions (including cooperating and negotiating in good faith with the Antitrust Authorities) necessary, proper or advisable to satisfy the conditions set forth in Section 9.1(a) and Section 9.1(b) and to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date) and (y) any and all commercially reasonable actions necessary, proper or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the transactions contemplated hereby the absence of which would) materially delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Notwithstanding the foregoing, in no event shall the Company be required to agree to any action that is not contingent upon the Closing.
6.4    Cooperation with Debt Financing. Prior to the Closing, the Company shall use reasonable best efforts, and shall cause each of their respective Affiliates to use its reasonable best efforts, at Buyer’s sole expense, to cooperate with Buyer as necessary in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Buyer, including using its reasonable best efforts to:
(i)    participate at reasonable times in a reasonable number of lender meetings and rating agency presentations;
(ii)    furnish Buyer and the Debt Financing Sources with such financial and other pertinent information regarding the Company as shall exist and be reasonably requested by Buyer;
(iii)    assist Buyer and the Debt Financing Sources in the preparation of materials for rating agency presentations;
(iv)    cooperate with any marketing efforts of Buyer and the Debt Financing Sources for any portion of the Debt Financing as reasonably requested by Buyer;
(v)    assist in the preparation of, but not executing and delivering, guarantee and collateral documents and customary closing certificates as may be required in connection with the Debt Financing and facilitate the pledging of collateral for the Financing;
(vi)    obtain Payoff Letters and lien release documents; and
(vii)    furnish Buyer and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;
provided, in each case, that (A) neither the Company nor any of its Subsidiaries shall be required to incur any liability in connection with the Financing prior to the Effective Time, (B) the Board of Directors of the Company prior to Closing and the directors, managers and general partners of the Company’s

Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) neither the Company nor any of its Subsidiaries shall be required to execute prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing, (D) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (E) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Financing. Except for the representations and warranties of the Company set forth in this Agreement and the certificates and other documents contemplated hereby, neither the Company nor any of its Subsidiaries shall have any liability to Buyer or Merger Sub or Debt Financing Sources in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.4. Notwithstanding anything to the contrary in this Agreement, (x) the condition set forth in Section 9.2(b), as it applies to the Company’s obligations under this Section 6.4, shall be deemed satisfied unless the Company has breached in a material respect its obligations under this Section 6.4 and such material breach has directly resulted in a condition precedent to the initial availability of the Debt Financing not being satisfied and (y) nothing contained in this Agreement shall limit the recourse of any person in the case of Fraud. The Company hereby consents to the use of the Company’s logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
6.5    No Solicitation of Transactions. Prior to the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, the Company and its Subsidiaries shall not, and shall cause their respective Affiliates not to, directly or indirectly, through any officer, director, manager, employee, representative, attorney, advisor or agent of any of them or otherwise, (i) solicit, initiate, pursue or knowingly encourage any inquiry, proposal or offer from, (ii) provide any non-public information to, or (iii) enter into any discussions, negotiations, arrangements or agreements with, any entity, person or group (other than Buyer, its Affiliates or their designees) (each, a “Third Party”) regarding or in furtherance of a sale or possible sale of all or any part of the Company or any of its Subsidiaries that is not in the ordinary course of business, whether by a sale of stock or assets, merger, recapitalization or similar transaction (an “Alternative Transaction”). In addition, promptly following the execution of this Agreement, the Company and its Subsidiaries shall, and shall instruct their representatives to, promptly terminate, suspend or otherwise discontinue any and all discussions or other negotiations with any Third Parties regarding any Alternative Transactions that are pending on the date of this Agreement. The Company agrees that if it or any of its Subsidiaries or representatives receives an unsolicited offer from a Third Party for an Alternative Transaction, the Company will promptly provide notice to Buyer of the fact that such unsolicited offer has been received and details regarding the terms of such offer.
6.6    Notifications. Until the Effective Time, the Company shall promptly notify Buyer of:
(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
(b)    subject to customary confidentiality arrangements, any notices or written communications received or given by the Company or any of its Affiliates from or to any Governmental Authority with respect to the approvals contemplated hereby (together with copies thereof), and the Company shall permit counsel to Buyer an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or any of its Affiliates to any Governmental Authority concerning the approvals contemplated hereby. To the extent permitted by applicable Law and the relevant Governmental Authority, the Company agrees to provide Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the approvals contemplated hereby;
(c)    any Action against or, to knowledge of the Company, threatened against, the Company;
(d)    any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that any condition in Section 9.2(a) or Section 9.2(b) would not be met; and
(e)    any other event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IX impossible or unlikely;
No such notice shall be deemed to supplement or amend the Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article IX has been satisfied.
6.7    Section 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) may receive any payment(s) or benefit(s) from any Person that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall obtain and deliver to Buyer a Parachute Payment Waiver (as defined below) from each such “disqualified individual” as soon as reasonably practicable after the date of this Agreement (but in no event later than the fifth (5th) Business Day immediately prior to the Closing Date); and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Buyer (but in no event later than the third Business Day immediately prior to the Closing Date), the Company shall prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). If a 280G Vote is required, the Company shall, prior to Closing, deliver to Buyer evidence reasonably satisfactory to Buyer, that (i) a 280G Vote was solicited in conformance with Section 280G of the Code, and (ii) either (A) the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (B) the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The determination of which payments or benefits may be deemed to constitute parachute payments, the form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the 280G Vote and Section 280G Approval, and the calculations related to the foregoing (the “Section 280G Soliciting Materials”) shall be subject to advance review and approval by Buyer. “Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) to the extent required to avoid the imposition of a Tax by virtue of the operation of Section 280G and/or 4999 of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Each such Parachute Payment Waiver shall identify the specific waived payments and benefits and shall provide that if such stockholder approval is not obtained, such payments and benefits shall not be made and such Person shall have no right or entitlement with respect thereto.

ARTICLE VII
COVENANTS OF BUYER
7.1    HSR Act Approvals.
(a)    In connection with the transactions contemplated by this Agreement, Buyer shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than ten (10) Business Days after the date of this Agreement, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act. Buyer shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Requests made of Buyer or any of its Affiliates.
(b)    Buyer shall exercise its reasonable best efforts and take all reasonably necessary steps to (i) obtain termination or expiration of the waiting period under the HSR Act as soon as practicable (but in any event prior to the Termination Date), (ii) subject to customary confidentiality arrangements, furnish to the Company all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated hereby and (iii) otherwise cooperate with the Company in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated hereby as in violation of the HSR Act, Buyer, if the parties mutually determine litigation is in their best interest, shall use its reasonable best efforts and take all reasonably necessary steps (x) to contest and resist any such Action, including to prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated hereby, and (y) to take promptly any and all reasonable steps (including (I) the taking of steps contemplated by Section 7.1(c) and (II) initiating and exhausting all appeals, and posting bonds in connection therewith) necessary to have vacated, lifted, reversed or overturned as soon as practicable (but in any event prior to the Termination Date) any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated hereby.
(c)    Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, cooperate in good faith with the Antitrust Authorities and use its reasonable best efforts to undertake promptly any and all actions (including cooperating and negotiating in good faith with the Antitrust Authorities) necessary, proper or advisable to satisfy the conditions set forth in Section 9.1(a) and Section 9.1(b) and to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Notwithstanding anything to the contrary contained herein, neither Buyer nor any of its Affiliates shall be required to undertake any (i) proffer or consent to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or Buyer or any of its Affiliates or (ii) offer to terminate any existing relationships and contractual rights and obligations or to take or offer to commit to take any action that limits their freedom of action with respect to any of the assets or business of Buyer or any of its Affiliates or the Company or any of its Subsidiaries, or their ability to retain any of their assets or lines of business.

(d)    Buyer shall, subject to customary confidentiality arrangements, promptly furnish to the Company copies of any notices or written communications received or given by Buyer or any of its Affiliates from or to any Governmental Authority with respect to the approvals contemplated hereby, and Buyer shall permit counsel to the Company an opportunity to review in advance, and Buyer shall consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and its Affiliates to any Governmental Authority concerning the approvals contemplated hereby. To the extent permitted by applicable Law, Buyer agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the approvals contemplated hereby.
(e)    Buyer shall be solely responsible for and pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
7.2    Indemnification and Insurance.
(a)    From and after the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries in their capacity as such against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been required under its respective certificate of incorporation, bylaws or other organizational documents (including existing indemnification agreements) in effect on the date of this Agreement to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent required under such organizational documents). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder or hereunder, in each case, except as required by Law.
(b)    For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage in effect as of the date of this Agreement; provided, however, that (i) Buyer or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time (provided, that in satisfying its obligations under this Section 7.2(b), Buyer shall not be obligated to pay premiums in excess of two hundred and fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.

(c)    The rights of indemnification and to receive advancement of expenses as provided hereby shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.2 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by Section 7.2 of this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy under this Section 7.2, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Corporation or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 7.2 (any of the foregoing, an “Indemnification Obligation”), and, after the Effective Time, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) jointly and severally, and at all times, be the indemnitors of first resort (i.e., Buyer’s, the Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary) and (ii) at all times, be required to advance, and shall be liable, jointly and severally, for, the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Surviving Corporation or its Subsidiaries or Buyer must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer or the Surviving Corporation or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Corporation or its Subsidiaries, and Buyer, the Surviving Corporation and its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been required to be paid by Buyer, the Surviving Corporation or its Subsidiaries under any Indemnification Obligation.
(d)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Corporation. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

(e)    Buyer shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants of Buyer and the Surviving Corporation in this Section 7.2.
7.3    Employment Matters.
(a)    For a period of one year following the Closing Date, Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain for employees of the Company and its Subsidiaries immediately prior to the Closing who continue in the employ of Buyer, the Surviving Corporation or any of their Subsidiaries immediately following the Closing Date (the “Continuing Employees”) the following during their period of employment: base salary or wage rate and other material compensation and benefits (other than any incentive, equity, equity-based, deferred compensation, transaction-, change in control- or retention-related, or post-employment health and welfare compensation or benefits) which are substantially comparable in the aggregate to either (i) those provided to the Continuing Employees under the terms of the Company Benefit Plans set forth on Schedule 4.13(a) immediately prior to the Closing or (ii) those provided to similarly-situated employees of Buyer, the Surviving Corporation or any of their Subsidiaries. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee, and this Agreement shall not be construed so as to prohibit or in any way limit Buyer, the Surviving Corporation or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee in accordance with applicable Law.
(b)    Buyer shall use commercially reasonable efforts to give each Continuing Employee credit for his or her prior service as an employee of the Company (or any predecessor thereof) for purposes of eligibility to participate and level of accrual under any applicable vacation, paid time off and severance plans or programs sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Continuing Employee that replaces any comparable Company Benefit Plan, to the same extent as recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. For the avoidance of doubt, notwithstanding the foregoing, Buyer shall not be required to provide credit for service for benefit accrual purposes under any Company Benefit Plan that is a defined benefit pension plan.
(c)    Buyer shall use commercially reasonable efforts to (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the group health plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Continuing Employee under the terms of the analogous group health plans of the Company and its Subsidiaries as of the Closing, and (ii) give full credit under the group health plans of Buyer and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.
(d)    The parties acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of the parties hereto. This Agreement is not intended by the parties to, and nothing in this Section 7.3 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Company Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement of Buyer, the Surviving Corporation or any of its Subsidiaries, (ii) create any obligation of the parties hereto to any Person (other than the other parties hereto) with respect to any Company Benefit

Plan or any employee benefit plan, program, policy, agreement or arrangement of Buyer or the Surviving Corporation or any of their respective Affiliates, (iii) confer on any Continuing Employee or any other Person any right to continued employment or engagement by Buyer, the Surviving Corporation or any of their respective Affiliates or (iv) confer on any Continuing Employee or any other Person (other than the parties hereto) any rights or remedies (including third party beneficiary rights).
7.4    Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Pre-Closing Holders’ expense, during regular business hours and upon reasonable request and upon reasonable advance notice for any proper purpose (other than in connection with claims or disputes under or in relation to this Agreement or the transactions contemplated hereby). After such seven-year or longer period, before Buyer, the Surviving Corporation or any of its Subsidiaries may dispose of any such books and records, Buyer shall give at least ninety (90) days’ prior written notice of such intention to dispose to the Holder Representative, and the Holder Representative shall be given an opportunity, at the Pre-Closing Holders’ cost and expense, to remove and retain all or any part of such books and records as it may elect.
7.5    Conduct of Business. Subject, in each case, to the terms, conditions and limitations of Sections 7.1, 8.1 and 8.3, Buyer shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action that would reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied or that would otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement.
7.6    NASDAQ Listing. Promptly following the date of this Agreement, Buyer shall apply for the listing on NASDAQ of the Buyer Shares to be issued at the Closing as part of the Closing Merger Consideration and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Buyer Shares, subject to official notice of issuance.
7.7    2018 Company Sales Amount. The Surviving Corporation will provide Sales Performance Incentive Funds (“SPIF”) for Buyer sales teams in order to provide incentives for the sale of the Company’s products to Buyer’s existing customer base. The SPIF program will be structured to provide equivalent compensation as though an equivalent value of Buyer’s products had been sold.
7.8    Debt Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, on a timely basis, all things necessary, proper or advisable to maintain the Debt Financing on the terms and conditions described in the Debt Documents, including using its reasonable best efforts to satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Debt Financing set forth therein.
(b)    In the event that all conditions to the Closing contained in Article IX shall have been satisfied or waived (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time), then Buyer shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing on the Closing Date to the extent required to consummate the Merger.

ARTICLE VIII
JOINT COVENANTS
8.1    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII (but subject to the terms and conditions thereof), Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) use reasonable best efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy (but not waive) the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Additionally, the Company shall use its reasonable best efforts to obtain such consents of third persons as Buyer may reasonably request in connection with the transactions contemplated hereby (including the Stockholder Written Consents from each of the Pre-Closing Holders). Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries or Buyer or Merger Sub be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.
8.2    Stockholder Approval. As soon as practicable after the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with the DGCL and the Company’s certificate of incorporation and bylaws, to solicit and obtain the Stockholder Written Consent. Immediately following the execution and delivery of this Agreement, Buyer, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the related transactions contemplated hereby in accordance with the DGCL and Merger Sub’s certificate of incorporation and bylaws.
8.3    Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
8.4    Tax Matters.
(a)    Buyer and the Holder Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action or other proceeding (including Pre-Closing Tax Claims) regarding Taxes of, or with respect to, the Company or its Subsidiary. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party requesting such cooperation will pay the reasonable out-of-pocket third party expenses incurred by the other party (or its Affiliates) in complying with such request.
(b)    Buyer shall prepare, or cause to be prepared, all income and other material Tax Returns of the Company required to be filed after the Closing Date that relate to a Pre-Closing Tax Period. All such Tax Returns will be prepared in a manner consistent with the past practice and custom of the

Company to the extent consistent with applicable Law. Reasonably in advance of the due date (including extensions) for filing any such Tax Return, Buyer shall deliver a draft of such Tax Return, together with all available material supporting documentation, to the Holder Representative for its review and comment, and, subject to the next sentence, Buyer shall incorporate any reasonable written comments provided by the Holder Representative reasonably in advance of the filing of such Tax Return, to the extent such comments relate to Tax liabilities that would be borne by the Pre-Closing Holders pursuant to Section 12.2(a)(ix). If Buyer informs the Holder Representative that it disagrees with any such comments from the Holder Representative, and Buyer and the Holder Representative cannot resolve any dispute over such item, the item in question shall be resolved by the Auditor in accordance with the standards set forth in Section 3.6(b) as promptly as practicable. In the event any such dispute is not resolved by the due date of such Tax Return (including extensions), Buyer shall file such Tax Return by the due date (including extensions) with the positions and otherwise in the manner determined by Buyer, subject to the amendment of such Tax Return (if necessary) to reflect the Auditor’s resolution of the disputed item.
(c)    For purposes of this Agreement (including for determining Net Working Capital, the amount of any Tax refunds attributable to a Pre-Closing Tax Period under Section 8.4(e), and the amount of any Tax indemnification), the portion of any Taxes that are payable for a Straddle Period that relate to a Pre-Closing Tax Period shall (i) in the case of Taxes charged on a periodic basis (such as ad valorem or property Taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days of the portion of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Taxes, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date. Notwithstanding the previous sentence, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall include any Taxes attributable to any amount required to be included under Section 951 of the Code or Section 951A of the Code (or, in each case, any similar provision of state, local or other Tax Law) of the Company or its Subsidiary or Affiliates to the extent such amount (i) is attributable to the income, earnings and profits or property of any such entity, and (ii) would be allocable to the Pre-Closing Tax Period if the taxable year of each such entity ended on the Closing Date.
(d)    Notwithstanding anything to the contrary in this Agreement (including Article XII), no Pre-Closing Holder shall have liability under Article XII with respect to (and Buyer shall pay or cause to be paid) (i) any Tax liabilities to the extent that the amount of such Tax was included in Net Working Capital (as finally determined), (ii) Taxes of the Company to the extent that such Tax arises as a result of actions taken after the Closing but on the Closing Date by the Company, Buyer or any of their respective Affiliates that are (x) outside the Ordinary Course of Business or otherwise inconsistent with past practice, (y) not otherwise contemplated by, or required to effect the actions contemplated by, this Agreement and the agreements contemplated hereby and (z) not required by Law or (iii) Taxes of the Company or its Subsidiary with respect to a taxable period (or portion thereof) beginning after the Closing Date, except with respect to (x) any breach of the representations and warranties set forth in Sections 4.15(d), 4.15(g), 4.15(h), 4.15(k), 4.15(n), or in the last sentence of Section 4.15(c), or (y) any breach of any covenant or agreement of the Company.
(e)    For so long as the Pre-Closing Holders would be required to indemnify Taxes of the Company pursuant to Section 12.2(a)(ix), Buyer shall, within thirty (30) days after the actual receipt thereof, remit to the Exchange Agent, for further distribution to the Pre-Closing Holders, any refunds (or credits claimed in lieu of receiving a cash refund) of Taxes of the Company with respect to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, but only to the extent that such refund (or credit) is not attributable to the carry back of any losses, credits, attributes, operations or other items of the Company arising after the Closing Date. Buyer shall, upon the reasonable request of the Holder Representative, use commercially reasonable efforts to obtain any Tax refunds to which the Pre-Closing Holders would be entitled pursuant to the previous sentence. The amount of any refund (or credit) to which the Pre-Closing Holders are entitled under this Section 8.4(e) shall be reduced by (i) any Taxes of Buyer or any of its Affiliates (including the Company or its Subsidiary) attributable to such Tax refund (or credit), and (ii) any reasonable out-of-pocket third-party costs and expenses actually incurred in obtaining such refund (or credit). Notwithstanding any provision of this Agreement to the contrary, the parties hereto hereby acknowledge and agree that Buyer and the Company shall have the right to set off and withhold from the payment of any amount payable under this Section 8.4(e) the amount of any Tax Damages incurred or suffered by the Buyer Indemnitees which are indemnifiable pursuant to Article XII and have not yet been indemnified. In the event that any refund (or credit) of Taxes for which a payment has been made pursuant to this Section 8.4(e) is subsequently reduced or disallowed, the Pre-Closing Holders shall promptly repay such amount to Buyer.
(f)    Tax Dispute Resolution.
(i)    If Buyer receives notice of a claim by a Governmental Authority in respect of Taxes of the Company with respect, in whole or in part, to a Pre-Closing Tax Period and that could reasonably be expected to give rise to a liability of the Pre-Closing Holders under this Agreement (a “Pre-Closing Tax Claim”), then Buyer will promptly give written notice to Holder Representative; provided that any failure to comply with this provision shall not affect the Buyer Indemnitees’ rights to indemnification under this Agreement except to the extent that the Pre-Closing Holders are actually materially prejudiced as a result thereof.
(ii)    To the extent that a Pre-Closing Tax Claim relates to Taxes for which the Pre-Closing Holders will be required to indemnify the Buyer Indemnitees pursuant to Section 12.2(a)(ix) for more than fifty percent (50%) of the amount at issue, the Holder Representative may elect to defend the Company against any Pre-Closing Tax Claim with counsel of its choice; provided, that the Holder Representative shall provide Buyer with written notice of such election within fifteen (15) days of receiving notice of such Pre-Closing Tax Claim from Buyer. Buyer may retain separate co-counsel at its sole cost and expense, and participate in the defense of any such Pre-Closing Tax Claim. The Holder Representative shall keep Buyer informed promptly with respect to any material developments in any such Pre-Closing Tax Claim, including by providing Buyer with copies of all material correspondence in connection therewith. Holder Representative shall not consent to the entry of any judgement or enter into any compromise or settlement with respect to any Pre-Closing Tax Claim without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned, or delayed).
(iii)    If the Holder Representative does not elect to defend the Company against a Pre-Closing Tax Claim as contemplated by clause (f)(ii) or is not entitled to defend a Pre-Closing Tax Claim pursuant to clause (f)(ii), then in either case, Buyer shall be entitled to defend such Pre-Closing Tax Claim. The Holder Representative may retain separate co-counsel at the Pre-Closing Holders’ sole cost and expense and participate in the defense of any such Pre-Closing Tax Claim, if and to the extent it relates to Taxes for which the Pre-Closing Holders will be required to indemnify the Buyer Indemnitees pursuant to Section 12.2(a)(ix). In addition, to the extent such Pre-Closing Tax Claim relates to Taxes for which the Pre-Closing Holders would be liable, Buyer shall keep the Holder Representative informed promptly with respect to any material developments in such Pre-Closing Tax Claim, including by providing the Holder Representative with copies of all correspondence in connection therewith. Buyer shall not consent to the entry of any judgement or enter into any compromise or settlement of such a Pre-Closing Tax Claim without the prior written consent of the Holder Representative (not to be unreasonably withheld, conditioned, or delayed).
(g)    Except as provided in Section 8.4(b), Buyer shall not file any amended Tax Returns of the Company for any Pre-Closing Tax Period without the prior written consent of the Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed).
(h)    Notwithstanding anything else in this Agreement, Transfer Taxes will be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Pre-Closing Holders (without duplication of the Transfer Taxes that reduced the Final Merger Consideration because they were included as liabilities in Net Working Capital (as finally determined) pursuant to clause (ii)(B) of the definition of “Net Working Capital”). The Person(s) required to do so by applicable law shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
(i)    All Tax sharing agreements and similar agreements between the Company or its Subsidiary, on the one hand, and any of the Pre-Closing Holders and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor its Subsidiary shall be bound thereby or have any liability thereunder; provided, however, that this sentence shall not apply to this Agreement or to any other agreements the parties to which include any Persons are not Affiliates of the Company.
ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1    Conditions to the Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions at the Closing, any one or more of which may be waived in writing by all of such parties:
(a)    All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.
(b)    There shall not be in force any Law or Governmental Order enjoining or prohibiting the consummation of the Merger, and no Action seeking the same shall be pending.
(c)    The Stockholder Written Consent shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws and such Stockholder Written Consent shall be valid and in full force and effect.
(d)    Buyer shall have received from NASDAQ written confirmation that NASDAQ has completed its review of the Listing of Additional Shares Notification Form submitted by Buyer to NASDAQ in connection with the proposed issuance of Buyer Shares included in the Closing Merger Consideration.
9.2    Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions at the Closing, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a)    Each of the representations and warranties of the Company contained in Article IV (other than Company Fundamental Representations), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company Fundamental Representations, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date.
(b)    Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    The Company shall have delivered to Buyer a certificate signed by an officer of the Company (the “Company Officer’s Certificate”), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.
(d)    The Company shall have delivered to Buyer a certificate addressed to Buyer and a notice addressed to the Internal Revenue Service, each in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and that interests in the Company are not (and during the relevant period have not been) “United States real property interests” within the meaning of Section 897(c)(1) of the Code.
(e)    The Company shall have received and provided Buyer, at least three (3) Business Days prior to the Closing, (i) with a copy of pay-off letters from each lender or applicable counterparty of Funded Debt (disregarding clauses (ii), (iv) and (vi) of the definition thereof; collectively, the “Debt Payoff Recipients”), in form and substance reasonably acceptable to Buyer setting forth the full amount due and payable as of the Closing Date for the satisfaction and discharge of all Funded Debt (disregarding clauses (ii), (iv) and (vi) of the definition thereof) payable to such Debt Payoff Recipient and the release of all Liens on any assets or properties of the Company or its Subsidiary that secure such Funded Debt (the “Payoff Letters”) and (ii) with documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, that in each case has been requested in writing by the Debt Payoff Recipients at least ten Business Days prior to the Closing Date.
(f)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.
(g)    The RWI Policy shall remain in effect, and shall not have been terminated or modified in any material way.
(h)    The Existing Credit Agreement Amendment shall remain in effect and shall not have been terminated or modified in any material way, and Buyer shall have received the proceeds of the Debt Financing.

(i)    Either (i) the period during which any holders of any class or series of Company Stock can exercise their statutory appraisal rights under Section 262 of the DGCL with respect to the Merger shall have expired, and the holders of Company Stock representing not more than five percent (5%) of the votes entitled to be cast by holders of Company Stock entitled to exercise such statutory appraisal rights shall have exercised (and not subsequently withdrawn or waived) such statutory appraisal rights; or (ii) the holders of Company Stock representing at least ninety percent (90%) of the votes entitled to be cast by holders of Company Stock entitled to exercise such statutory appraisal rights shall have effectively waived their statutory appraisal rights under Section 262 of the DGCL in connection with the Merger by execution and delivery of a written consent or waiver.
(j)    Buyer shall have received the following agreements and documents, each of which shall be in full force and effect:
(i)    the Non-Competition, Non-Solicitation and Release Agreements, in the form attached hereto as Annex E executed by each of the persons listed on Schedule 9.2(j)(i);
(ii)    a form of resignation and release letter, in a form to be agreed by Buyer and the Company prior to Closing, executed by all of the directors and officers of the Company who hold office as of immediately prior to the Closing; and
(iii)    a certificate executed on behalf of the Company by its Secretary certifying that the Company Board Recommendation and Stockholder Written Consent have been obtained and have not been revoked, rescinded or amended and are in full force and effect as of the date thereof (and attaching thereto true, correct and complete copies of the resolutions containing the Company Board Recommendation and Stockholder Written Consent).
9.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions at the Closing, any one or more of which may be waived in writing by the Company:
(a)    Each of the representations and warranties of Buyer and Merger Sub contained in Article V (other than the representations and warranties contained in the first sentence of Section 5.1 and Section 5.2), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on Buyer. Each of the representations and warranties contained in the first sentence of Section 5.1 and Section 5.2, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date.
(b)    Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    Buyer shall have delivered to the Company a certificate signed by an officer of Buyer (the “Buyer Officer’s Certificate”), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

9.4    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused primarily by such party’s material breach of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS
10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by written consent of the Company and Buyer;
(b)    by written notice to the Company from Buyer if:
(i)    The Company has breached a representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of written notice from Buyer of such breach (or any shorter period of time that remains between the date that Buyer provides written notice of such breach and the date that is three (3) Business Days prior to the Termination Date), but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;
(ii)    the Closing has not occurred on or before August 23, 2018; provided that if the Closing has not occurred on or before such date solely as a result of the failure of one of the closing conditions set forth in Section 9.1(a) or Section 9.1(b) to be satisfied, the Termination Date shall automatically be extended to September 22, 2018 (the “Termination Date”), unless Buyer’s or Merger Sub’s material breach of its obligations under this Agreement is the primary reason for the Closing not occurring on or before such date;
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or applicable Law; or
(iv)    the Stockholder Written Consent is not obtained and delivered to Buyer within forty-eight (48) hours after the execution of this Agreement.
(c)    by written notice to Buyer from the Company if:
(i)    the Company is not in material breach of any of its obligations under this Agreement and there is any breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer and/or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of written notice from the Company of such breach (or any shorter period of time that remains between the date that the Company provides written notice of such breach and the date that is three (3) Business Days prior to the Termination Date), but only as long as Buyer and/or Merger Sub continues to exercise such reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective until the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period;
(ii)    the Closing has not occurred on or before the Termination Date, unless the Company’s material breach of its obligations under this Agreement is the primary reason for the Closing not occurring on or before such date; or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or applicable Law;
10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders except that no such termination shall relieve any party hereto of any liability for damages to any other party hereto to the extent that such party has breached any of its representations, warranties and covenants set forth in this Agreement and the certificates and other agreements contemplated hereby and thereby. The provisions of Section 10.2, the exculpation and indemnification provisions of Article XI, the provisions of Article XIII (other than Section 13.13(c)) and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

HOLDER REPRESENTATIVE
11.1    Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of Pre-Closing Holders for certain limited purposes, as specified herein. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Pre-Closing Holder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the representative, agent and attorney-in-fact (the “Holder Representative”) of each Pre-Closing Holder for all purposes in connection with this Agreement and the agreements ancillary hereto. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively are entitled to receive more than fifty percent (50%) of the Merger Consideration payable pursuant to this Agreement (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Stock.

11.2    Authority and Rights of the Holder Representative; Limitations on Liability. Without limiting the authority set forth in Section 11.1, the Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) estimate and determine the amounts of Holder Representative Expenses and to pay such Holder Representative Expenses from the Holder Representative Fund in accordance with Section 3.7 and (ii) after the Closing, negotiate and enter into amendments to this Agreement for and on behalf of the Pre-Closing Holders. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to any holder of Company Stock with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Company and Holder Representative hereby agree that Buyer, Merger Sub and the Exchange Agent shall be able to rely conclusively on the instructions and decisions of the Holder Representative as to the settlement of any claims or as to actions required or permitted to be taken by the Holder Representative hereunder, and no party hereto or any Pre-Closing Holder shall have any cause of action against Buyer or any of the Buyer Related Parties (including, after the Effective Time, the Company or any of its Subsidiaries) in connection with any such reliance. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 3.7 and has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds paid to it under Section 3.7 or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity.
11.3    Exculpation; Indemnification. The Holder Representative will incur no liability of any kind with respect to any action or omission by the Holder Representative in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Holder Representative’s gross negligence or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Pre-Closing Holders shall indemnify, defend and hold harmless the Holder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Holder Representative Expenses”) arising out of or in connection with the Holder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Holder Representative Expense is suffered or incurred; provided, that in the event that any such Holder Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Pre-Closing Holders the amount of such indemnified Holder Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative by the Pre-Closing Holders, any such Holder Representative Expenses may be recovered by the Holder Representative from (i)

the funds in the Holder Representative Fund and (ii) any other funds that become payable to the Pre-Closing Holders pursuant to the terms of this Agreement at such time as any such amounts would otherwise be distributable to the Pre-Closing Holders; provided, that while this section allows the Holder Representative to be paid from the aforementioned sources of funds, this does not relieve the Pre-Closing Holders from their obligation to promptly pay such Holder Representative Expenses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Pre-Closing Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, (i) any restrictions or limitations on liability or indemnification obligations of the Pre-Closing Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this section and (ii) this Article XI shall be binding upon, and enforceable by the Holder Representative against, the Pre-Closing Holders. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Holder Representative Fund Release Amount become payable to Buyer.
ARTICLE XII

SURVIVAL AND INDEMNIFICATION
12.1    Survival of Representations. The representations and warranties made by the Company in Article IV of this Agreement or in the Company Officer’s Certificate, on the one hand, and made by Buyer and Merger Sub in Article V of this Agreement or in the Buyer Officer’s Certificate, on the other hand, shall survive the Closing until the date that is eighteen (18) months after the Effective Time; provided, however, that (y) the Company Fundamental Representations and the Buyer Fundamental Representations shall expire on the date that is sixty (60) days after the applicable statute of limitations and (z) the covenants contained herein to be performed by the Company at or prior to the Closing shall survive the Closing and shall expire on the date that is sixty (60) days after the applicable statute of limitations (the date of expiration under the preceding clauses (y) and (z), the “Expiration Date”); provided, further, however, that if, at any time prior to the Expiration Date, (i) Buyer (acting in good faith) delivers to the Holder Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the Company Fundamental Representations or a breach of any covenant or agreement of the Company set forth in this Agreement (and setting forth in reasonable detail the basis for Buyer’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 12.2(a)(ii) or Section 12.2(a)(iii) based on such alleged inaccuracy or breach, or (ii) the Holder Representative (acting in good faith, on behalf of the Pre-Closing Holders) delivers to the Surviving Corporation a written notice alleging the existence of an inaccuracy in or a breach of any of the Buyer Fundamental Representations (and setting forth in reasonable detail the basis for the Holder Representative’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 12.2(b)(i) based on such alleged inaccuracy or breach then, in the case of clause (i) or clause (ii), the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. It is the express intent of the parties hereto that the 20 year statute of limitations contemplated by Title 10 of Section 8106(c) of Delaware Law shall not apply to this Agreement.
12.2    Right to Indemnification.
(a)    Subject to the limitations and procedural requirements set forth in this Article XII, from and after the Effective Time, the Pre-Closing Holders, severally and not jointly and in proportion to (and not in excess of) each Pre-Closing Holder’s Applicable Percentage, shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject and which arise from or as a result of:
(i)    Fraud or Willful Misrepresentation;
(ii)    any breach of any Company Fundamental Representation;
(iii)    any breach of any covenant or agreement of the Company set forth in this Agreement;
(iv)    any proceeding in respect of any Dissenting Shares and any payments to any Person that was a holder of Company Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares in excess of the amount to which such Person would have been entitled to pursuant to Section 3.2;
(v)    any inaccuracy in the Payout Schedule and any challenge, dispute or objection to the allocation of the Merger Consideration (including any claim or allegation made by or on behalf of any current or former holder or purported or alleged holder of any Company Stock, the Company Warrants or Company Options challenging, disputing or objecting to the form or amount of the Merger Consideration received or to be received by such current or former holder or purported or alleged holder of any Company Stock, the Company Warrants or Company Options);
(vi)    any Funded Debt or Company Transaction Expenses, to the extent not accounted for in the determination of the Closing Merger Consideration or addressed pursuant to Section 3.6;
(vii)    any claim by any Person seeking to assert or based upon: (A) ownership or rights to ownership of any shares of Company Stock, the Company Warrants or Company Options; (B) solely to the extent not covered by any applicable directors and officers liability insurance policy maintained by the Company with respect to such periods or contemplated to be maintained pursuant to Section 7.2 of this Agreement, any claim, whether derivative or otherwise, against any director or officer of the Company relating to the sale of the Company or any right relating to corporate governance or under the Company Charter or any other Company organizational documents, or under any indemnification agreement between any Pre-Closing Holder, on the one hand, and the Company, on the other; and (C) any claim by any Person that his, her or its securities were wrongfully cancelled or repurchased by the Company, in the case of each of (A), (B) and (C), solely to the extent arising out of facts or circumstances existing on or prior to the Closing;
(viii)    any claim against the Surviving Corporation, Buyer, Merger Sub or any of their Affiliates by a Pre-Closing Holder based on any act or failure to act, or any alleged act or failure to act, of the Holder Representative (including fraud, gross negligence, willful misconduct or bad faith) in breach of its obligations hereunder;
(ix)    (A) any and all Taxes of the Company or its Subsidiary for any Pre-Closing Tax Period, (B) any and all Taxes of any Person for which the Company or its Subsidiary is liable by reason of either the Company or its Subsidiary having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date for Tax purposes (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provisions of state, local or foreign Law), and (C) any and all Taxes of any

Person for which the Company or its Subsidiary is liable as a transferee or successor, by Contract or otherwise with respect to a Pre-Closing Tax Period; or
(x)    infringement of the Patents set forth on Schedule 12.2(a)(x) by the products of the Company as offered or sold by the Company prior to the Closing Date, but solely to the extent of amounts payable to a third party pursuant to a final settlement, license, judgment or other agreement acknowledging such infringement by the products of the Company which is consented to in writing by the Holder Representative;
(b)    Subject to the applicable limitations and procedural requirements set forth in this Article XII, from and after the Effective Time, Buyer shall hold harmless and indemnify each of the Pre-Closing Holder Indemnitees from and against, and shall compensate and reimburse each of the Pre-Closing Holder Indemnitees for, any Damages that are suffered or incurred by any of the Pre-Closing Holder Indemnitees or to which any of the Pre-Closing Holder Indemnitees may otherwise become subject and which arise from or as a result of:
(i)    any breach of any Buyer Fundamental Representation; or
(ii)    any breach of any covenant or agreement of Buyer or Merger Sub set forth in this Agreement.
(c)    Subject to the applicable limitations set forth herein, the amount of indemnification to which an Indemnitee shall be entitled under this Article XII shall be determined: (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
12.3    Limitations on Liability.
(a)    Other than in the event of Fraud or Willful Misrepresentation, recovery from the RWI Policy shall be the first source of recovery for indemnification under Section 12.2(a) (other than with respect to Section 12.2(a)(i)). Recovery from the RWI Policy shall be the sole source of recovery for any breach of any representation or warranty of the Company set forth in Article IV (other than a Company Fundamental Representation) or the Company Officer’s Certificate (other than any representation made therein as to Company Fundamental Representations or any of the other matters indemnified pursuant to Section 12.2(a)(ii) and Section 12.2(a)(iii)). Notwithstanding anything to the contrary in this Agreement, Buyer, on behalf of itself and each other Buyer Indemnitee, acknowledges and agrees that the provisions of this Section 12.3(a) shall apply regardless of whether (x) Buyer maintains the RWI Policy following the Closing, (y) the RWI Policy is revoked, cancelled or modified in any manner after issuance, or (z) any Buyer Indemnitee makes a claim under the RWI Policy and such claim is denied thereunder. With the exception of a claim for Fraud or Willful Misrepresentation against the Person who committed such Fraud or Willful Misrepresentation, no Pre-Closing Holder shall have any liability pursuant to this Article XII in excess, in aggregate, of the actual Merger Consideration payable to such Pre-Closing Holder under this Agreement. Except in the case of Fraud, Willful Breach or Willful Misrepresentation, the maximum aggregate liability of Buyer and Merger Sub under this Agreement shall be the amount of the Merger Consideration that is actually due and payable pursuant to this Agreement.
(b)    Without limiting the effect of any other limitation contained in this Article XII, Buyer shall not be entitled to indemnification under this Article XII for any Damages to the extent that the amount otherwise indemnifiable hereunder has been included in the calculation of the Closing Merger Consideration or taken into account pursuant to Section 3.6.
(c)    For purposes both of determining whether a breach or inaccuracy in any representation or warranty of the Company has occurred and calculating the amount of Damages arising from any such breach or inaccuracy, the Company shall be deemed to have been made such representations and warranties without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects,” “material adverse effect,” and similar qualifications as to materiality shall be deemed to be deleted therefrom.
(d)    Each Pre-Closing Holder shall be entitled to satisfy claims for indemnification in cash or Buyer Shares (based on the applicable Market Value at the time of issuance) in proportion to the mix of cash and Buyer Shares actually received as Merger Consideration by such Pre-Closing Holder, after adjustments to reflect sales, if any, of Buyer Shares that have been made by such Pre-Closing Holder.
(e)    Nothing in this Agreement shall limit any remedy party may have against any Person for claims for Fraud or Willful Misrepresentation against the Person who committed such Fraud or Willful Misrepresentation. No Pre-Closing Holder shall have any liability for the Fraud, Willful Misrepresentation or Willful Breach of another Pre-Closing Holder.
12.4    Claims and Procedures.
(a)    If an Indemnitee (as defined below) determines in good faith that it has a bona fide claim for indemnification pursuant to this Article XII and the Indemnitee intends to make such indemnification claim, then Buyer (in the case of any indemnification claim pursuant to 12.2(a)) or the Holder Representative (on behalf of the Pre-Closing Holders) (in the case of any indemnification claim pursuant to 12.2(b)), as the case may be, shall promptly thereafter deliver to the Holder Representative or Buyer, as the case may be, a certificate (any certificate delivered in accordance with the provisions of this 12.4(a), a “Claim Certificate”):
(i)    stating that the Indemnitee has a claim for indemnification pursuant to this Article XII;
(ii)    to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
(iii)    specifying in reasonable detail the material facts known to the Indemnitee giving rise to such claim and the legal bases therefor (including a reasonably detailed summary of the relevant representations, warranties, covenants and/or other item of indemnification under this Agreement).
No delay in providing such Claim Certificate shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitor (as defined below) is materially prejudiced thereby.
(b)    If the Holder Representative or Buyer, as the case may be, objects to any claim made in any Claim Certificate, then the Holder Representative or Buyer, as the case may be, shall deliver a written notice (a “Claim Dispute Notice”) to Buyer or the Holder Representative, as the case may be, during the 30-day period commencing upon receipt by the Holder Representative or Buyer, as the case may be, of the Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the applicable Officer’s Claim Certificate. If the Holder Representative or Buyer, as the case may be, does not deliver a Claim Dispute Notice hereunder prior to the expiration of such 30-day period, then each claim for indemnification set forth in such Claim Certificate shall be deemed to have been conclusively determined in favor of the applicable Indemnitee for purposes of this Article XII on the terms set forth in the Claim Certificate.
(c)    If a Claim Dispute Notice is properly delivered hereunder, then Buyer and the Holder Representative shall attempt in good faith to resolve any such objections raised in such Claim Dispute Notice. If Buyer and the Holder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Holder Representative shall be prepared and signed by both parties.
(d)    If no such resolution can be reached during the 45-day period following receipt of a given Claim Dispute Notice hereunder, then upon the expiration of such 45-day period, either Buyer or the Holder Representative may bring suit to resolve the objection in accordance with Section 13.13 and Section 13.13(c).
12.5    Defense of Third-Party Claims.
(a)    Upon receipt by any Person seeking to be indemnified pursuant to Section 12.2 (the “Indemnitee”) of notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third-Party Claim”), the Indemnitee shall promptly deliver a Claim Certificate with respect to such Third-Party Claim to the Person from whom indemnification is sought under Section 12.2 (the “Indemnitor”). For the avoidance of doubt, all notices to be delivered to (or by) the Pre-Closing Holders (as either an Indemnitor or Indemnitee hereunder) shall be delivered to the Holder Representative, acting on behalf of the Pre-Closing Holders. The Indemnitee shall have the right, at its election, to proceed with the defense of such Third-Party Claim on its own. If Indemnitee so proceeds with the defense of any such Third-Party Claim:
(i)    Indemnitor shall, and shall use commercially reasonable efforts to cause each other Indemnitor to, make available to Indemnitee any documents and materials in its possession or control that may be necessary to the defense of such Third-Party Claim; and
(ii)    Indemnitee shall have the right to control, settle, adjust or compromise such Action without the consent of the Indemnitor; provided, however, that except with the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Action shall be determinative of either the fact that such liability may be recovered by the applicable Indemnitee in respect of such Action pursuant to the indemnification provisions of this Article XII or the amount of such liability that may be recovered by the applicable Indemnitee in respect of such Third-Party Claim pursuant to the indemnification provisions of this Article XII. If the Indemnitor consents to such settlement, the Indemnitor will not have any power or authority to object to the amount or validity of any claim by or on behalf of an Indemnitee for indemnity with respect such settlement.
(b)    The Indemnitee shall give the Indemnitor prompt notice of the commencement of any such Third-Party Claim; provided, however, that any failure on the part of Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitors under this Article XII (except to the extent such failure prejudices the defense of such Action).
(c)    Notwithstanding the foregoing, this Section 12.5 shall not govern the defense of Third-Party Claims for Taxes, which shall be governed instead by Section 8.4(f); provided, for the avoidance of doubt, that this sentence shall not prevent any Buyer Indemnitee from making any claims under Section 12.2 related to Taxes.
12.6    No Subrogation. The Indemnitor shall not be entitled to exercise, and shall not be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.
12.7    Duty to Mitigate. Each party seeking indemnification hereunder shall use commercially reasonable efforts to mitigate any Damages it may pay, incur or sustain for which indemnification is sought hereunder.
12.8    Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Law, no party nor any Pre-Closing Holder nor any current or former shareholder, director, officer, employee, Affiliate or advisor of any of the foregoing, shall, in any event, be liable to any other Person, either in Contract, tort or otherwise, for any punitive Damages, except to the extent paid or payable pursuant to a Third-Party Claim (or a third-party claim against the Holder Representative). Any indemnifiable Damages shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums as determined in good faith by an Indemnitee). If an Indemnitee receives any amounts under applicable insurance policies subsequent to its receipt of an indemnification payment by an Indemnitor, then such Indemnitee will, without duplication, promptly reimburse the Indemnitor for any indemnification payment made by such Indemnitor up to the amount received by the Indemnitee net of all expenses or other Damages associated with recovery of such amounts. Any liability for indemnification under this Article XII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification.
12.9    Characterization of Indemnification Payments. The Parties agree that any indemnification payments made pursuant to this Article XII shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by Law.
12.10    Right to Set Off. Notwithstanding any provision of this Agreement to the contrary, the parties hereto hereby acknowledge and agree that, Buyer shall have the right to set off and withhold from the payment of any Deferred Consideration payable hereunder, subject to the express limitations set forth in this Article XII, the amount of any Damages incurred or suffered by the Buyer Indemnitees which are indemnifiable pursuant to this Article XII and subject to a valid and outstanding claim made by Buyer pursuant to Section 12.4 of this Agreement. If the final amount of Damages determined to be indemnifiable in respect of such indemnification claim in accordance with this Article XII is less than the amount withheld by Buyer from the Deferred Consideration, then Buyer shall promptly following the final determination of such amount pay or deliver to the Exchange Agent the difference for distribution to the Pre-Closing Holders. If the final amount of Damages determined to be indemnifiable in respect of such indemnification claim exceeds the amount withheld from the Deferred Consideration, then, subject to this Section 12.10, the applicable Buyer Indemnitee shall continue to be entitled to indemnification in an amount equal to the amount of such excess subject to the limitations of this Article XII.
12.11    Exclusive Remedy. From and after the Closing, the right of the Buyer Indemnitees to be indemnified pursuant to this Article XII shall be the sole and exclusive remedy of the Buyer Indemnitees

(other than specific performance pursuant to the provisions of Section 13.13(c), any rights to recovery the Buyer Indemnitees may have under the RWI Policy) with respect to any breach of any representation, warranty, covenant or agreement of the Company contained in, or any other breach by the Company of, this Agreement. From and after the Closing, the right of the Pre-Closing Holder Indemnitees to be indemnified pursuant to this Article XII shall be the sole and exclusive remedy of the Pre-Closing Holder Indemnitees (other than specific performance pursuant to the provisions of Section 13.13(c)) with respect to any breach of any representation, warranty, covenant or agreement of Buyer or Merger Sub contained in, or any other breach by Buyer or Merger Sub of, this Agreement. For the avoidance of doubt, nothing in this Section 12.11 is intended or shall be deemed to restrict any rights that any holder of Buyer Shares following the Closing (including any Pre-Closing Holders) may have with respect to such Buyer Shares under or pursuant to the Securities Act or the Exchange Act.

ARTICLE XIII

MISCELLANEOUS
13.1    Waiver. Any party hereto may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement; provided, that with respect to any waiver of this Section 13.1, Section 13.3, Section 13.4, Section 13.6, Section 13.10, Section 13.13 and Section 13.15 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such waiver may become effective. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.
13.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:
(a)    If to Buyer or Merger Sub, to:
Ribbon Communications Inc.
Kansas Merger Sub, Inc.
3605 E Plano Pkwy
Plano, Texas 75074
Attention:    General Counsel
Email:        legal@rbbn.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP

885 Third Avenue
New York, NY 10022
Attention: David S. Allinson, Esq.
Facsimile: (212) 751-4864
Email: david.allinson@lw.com
(b)    If to the Company, prior to the Closing, to:
Edgewater Networks, Inc.
5225 Hellyer Avenue, Suite 100
San Jose, CA 95138
Attention:     David G. Norman
Email:    dgnorman@edgewaternetworks.com
with copies (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
Attention:    Jeffrey P. Higgins
Facsimile No.:    (877) 881-6852
Email:    jhiggins@gunder.com
(c)    If to the Holder Representative, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention:    Managing Director
Email:    deals@srsacquiom.com
Telephone:    (303) 648-4085
or to such other address or addresses as the parties may from time to time designate to each other party in writing.
13.3    Assignment. No party hereto shall assign this Agreement or any part of this Agreement without the prior written consent of the other parties; provided, that Buyer and Merger Sub may assign this Agreement and their rights hereunder without the prior written consent of the Company or the Holder Representative to (a) any of their respective Affiliates or to any acquirer (following the Closing) of the equity or all or any material portion of the assets of Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) or (b) collaterally to any of the Debt Financing Sources. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
13.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Pre-Closing Holder Indemnitees, Buyer Indemnitees and Other Indemnitors (and their successors, heirs and representatives) are intended third party beneficiaries of, and may enforce, Section 7.2 and Section 12.2, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third party beneficiaries of, and may enforce, Article II and Article III, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third party beneficiaries of, and may enforce, Section 13.15, (iv) the Company Related Parties shall be intended third party beneficiaries of, and may enforce, Section 13.15 and (v) the Debt Financing Sources shall be intended third party beneficiaries of, and may enforce, Section 13.1 (Waiver), Section 13.3 (Assignment), this Section 13.4 (Rights of Third Parties), Section 13.6 (Governing Law), Section 13.10 (Amendments), Section 13.13 (Jurisdiction; Waiver of Jury Trial) and Section 13.15 (Non-Recourse) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of such Sections) and such provisions may not be modified, waived or terminated in a manner that impacts or is adverse to any Debt Financing Source without prior written consent of such Debt Financing Source.
13.5    Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 3.7 or otherwise by the Pre-Closing Holders), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 3.6; provided, further, that any Transfer Taxes shall be borne and paid in accordance with Section 8.4(h) and (b) all fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby in accordance with Section 7.1(e); provided, further, that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any financing arrangements of Buyer, including the Financing, regardless of whether such fees and expenses were to be incurred by the Company or any of its Subsidiaries.
13.6    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that in any Action brought against any of Buyer’s Debt Financing Sources in accordance with Section 13.13(c), the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.
13.7    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.8    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to the extent that the relevance of such disclosure to such other sections or schedules is reasonably apparent on the face of such disclosure (it being acknowledged and agreed that no disclosure in the Schedules shall apply to the representations and warranties set forth in Section 4.23(a)). Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
13.9    Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), that certain Mutual Non-Disclosure Agreement, dated as of January 31, 2018, by and between Sonus Networks, Inc. (d.b.a. Ribbon Communications Operating Company) and the Company (the “Confidentiality Agreement”), the engagement letter entered into between the Company and the Holder Representative and the certificates and other agreements contemplated hereby and thereby constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between Company, Buyer and Merger Sub, except as expressly set forth in this Agreement, the Confidentiality Agreement and the certificates and other agreements contemplated hereby and thereby. Notwithstanding anything herein or therein to the contrary, the Confidentiality Agreement shall terminate at the earlier of (i) the Effective Time and (ii) the date of its expiration in accordance with its terms.
13.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that with respect to any amendment or modification to Section 13.1 (Waiver), Section 13.3 (Assignment), Section 13.4 (Rights of Third Parties), Section 13.6 (Governing Law), this Section 13.10 (Amendments), Section 13.13 (Jurisdiction; Waiver of Jury Trial) and Section 13.15 (Non-Recourse) (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such amendment or modification may become effective. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any amendment by any party or parties hereto effected in a manner which does not comply with this Section 13.10 shall be void. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under Section 251(d) of the DGCL.
13.11    Publicity. The Company and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior written consent of the other parties; provided, however, that (i) each of Buyer, the Company and their Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise, in each case, solely to the extent Buyer or the Company may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Company or any of their respective Subsidiaries is a party, (ii) any required filings or notifications made by any party hereto under the HSR Act or any non-U.S. competition, antitrust, or merger control law or to respond to any request for information or documents from any Governmental Authority investigating the transactions described herein and made in accordance with the provisions of this Agreement regarding such matters shall not be regarded as a breach of this Section 13.11 and (iii) nothing in this Section 13.11 shall be construed to restrict Buyer from making any filings that it determines in its sole discretion are required pursuant to the Securities Act or the Exchange Act. Notwithstanding anything to this Agreement in the contrary, following the Closing and the public announcement of the transactions contemplated by this

Agreement (if any), with the prior written consent of the Buyer (with such consent not to be unreasonably withheld, conditioned or delayed), the Holder Representative shall be permitted to announce publicly that it has been engaged to serve as the Holder Representative in connection with this Agreement, so long as such announcement does not disclose any of the other terms of this Agreement.
13.12    Severability. Subject to the proviso in the following sentence, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties; provided, in each case, that any such amendment or modification does not vary or affect in any respect the economic, risk allocation, limitations on liability or other material rights or obligations of the parties hereto (including, for this purpose, the Pre-Closing Holders) reflected herein.
13.13    Jurisdiction; Waiver of Jury Trial.
(a)    Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the court of chancery in the State of Delaware (or, if such court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13(a).
(b)    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement, any debt commitment letters or the transactions contemplated hereby (including any such Action against or involving any Debt Financing Source Related Party). Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.13(b).
(c)    Each party hereto agrees that it will not bring any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 13.13(a) mutatis mutandis but with respect to the courts specified in this Section 13.13(c).
13.14    Enforcement.
(a)    The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual Damages, in addition to any other remedy to which any party is entitled pursuant to this Agreement. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, if properly sought in accordance with this Section 13.13(c), nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b)    In furtherance of and subject to the terms and conditions of the foregoing, the parties hereby further acknowledge and agree that prior to the valid termination of this Agreement pursuant to Section 10.1, the Company shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement by Buyer and (ii) to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, only if, solely in the case of this clause (ii), (A) all conditions in Sections 9.1 and 9.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) have been satisfied, (B) Buyer is required to complete the Closing and consummate the Merger pursuant to Section 2.3 and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (C) the Debt Financing has been funded or will be funded at the Closing, (D) the Company has irrevocably certified to Buyer and Merger Sub in writing that that all conditions set forth in Section 9.3 have been satisfied or that it is waiving any unsatisfied conditions in Section 9.3 and that it is ready, willing and able to consummate the Closing and the Merger and if specific performance is granted, then the Closing will occur and (E) Buyer and Merger Sub fail to consummate the Closing and the Merger within two (2) Business Days following receipt by Buyer and Merger Sub of such written notice from the Company.
13.15    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and the Pre-Closing Holders, and then only with respect to the specific obligations set forth herein, as applicable, with respect to such party. The Pre-Closing Holders shall be deemed to be named parties to this Agreement for purposes of this Section 13.15. Except for a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer or Merger Sub under this Agreement or of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, nothing in this Section 13.15 shall in any way limit or modify the rights and obligations of Buyer, Merger Sub, the Company or Holder Representative under this Agreement, of any Pre-Closing Holder under the Support Agreements or the Letters of Transmittal, of any party in the event of Fraud.

13.16    Consent to Representation; Conflict of Interest. If the Holder Representative so desires, acting on behalf of the Pre-Closing Holders and without the need for any consent or waiver by the Surviving Corporation, Buyer or Merger Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Pre-Closing Holders after the Closing in connection with any matter related to the transactions contemplated hereby, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Pre-Closing Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Buyer, the Surviving Corporation, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated hereby, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Buyer, Merger Sub, and the Surviving Corporation further agree that, as to all communications between Gunderson, on the one hand, and the Holder Representative and the Pre-Closing Holders and their respective Affiliates (individually and collectively, the “Seller Group”) to the extent involving attorney-client confidences with respect to the transactions contemplated hereby, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Buyer, Merger Sub, and the Surviving Corporation, because the interests of Buyer and its Affiliates were directly adverse to Company, the Holders at the Effective Time and the Holder Representative at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s Computer Systems or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Buyer, Merger Sub, and the Surviving Corporation, on the one hand, and a Person other than a party hereto, on the other hand, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by or between Gunderson and the Company.
[Remainder of page intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be duly executed as of the date first above written.
RIBBON COMMUNICATIONS INC.
By:     /s/ Daryl E. Raiford
Name:    Daryl E. Raiford
Title:    Executive Vice President & Chief Financial     Officer
KANSAS MERGER SUB, INC.
By:     /s/ Daryl E. Raiford
Name:    Daryl E. Raiford
Title:    President & Chief Executive Officer
EDGEWATER NETWORKS, INC.
By:     /s/ David G. Norman
Name:    David G. Norman
Title:    President & Chief Executive Officer
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the initial Holder Representative hereunder
By:     /s/ Sam Riffe
Name:    Sam Riffe
Title:    Executive Director

[Signature Page to Agreement and Plan of Merger]